Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG

ALKAMI TECHNOLOGY, INC.

AKSM MERGERSUB, INC.

SEGMINT INC.,

AND

SUMMIT COMMITTEE LLC
MARCH 25, 2022

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Exhibits
Exhibit A        Accounting Principles and Closing Net Working Capital
Exhibit B        Intentionally Omitted
Exhibit C        Letter of Transmittal
Exhibit D        Optionholder Letter
Exhibit E        Major Stockholders Indemnity Agreement
Exhibit F        Restrictive Covenant Agreement
Exhibit G        Release Agreement

Schedules
Schedule 2.14(a)(i)    Required Payoff Letters
Schedule 2.14(a)(ii)    Required Third-Party Consents
Schedule 2.14(a)(iv)    Restrictive Covenant Agreement Parties
Schedule 2.14(a)(v)    Release Agreement Parties
Appendices
Appendix AMajor Stockholders
Appendix BSpecific Indemnification Matters

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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 25, 2022, by and among Alkami Technology, Inc., a Delaware corporation (“Purchaser”), AKSM MergerSub, Inc., a Delaware corporation (“MergerSub”), Segmint Inc., a Delaware corporation (the “Company”), and Summit Committee LLC, an Ohio limited liability company, as representative of the Company Securityholders (solely in such capacity, “Company Representative”).
RECITALS
WHEREAS, subject to the terms and conditions set forth herein, Purchaser desires to acquire all of the Company’s outstanding capital stock for cash through a reverse subsidiary merger of MergerSub with and into Company, with the Company surviving as the surviving corporation and a wholly-owned subsidiary of Purchaser (the “Merger”);
WHEREAS, the respective boards of directors of Purchaser, MergerSub and Company have approved and deem it advisable and in the best interests of their equity holders to merge MergerSub with and into Company in accordance with this Agreement, under the laws of the State of Delaware;
WHEREAS, Purchaser, as the sole stockholder of MergerSub, has approved this Agreement and the Merger, in accordance with the provisions of the DGCL; and
WHEREAS, it is anticipated that, immediately after the execution and delivery of this Agreement, stockholders holding at least a majority of the issued and outstanding Company Stock (as defined herein) shall execute a written consent adopting and approving this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL (as defined herein) (the “Stockholder Written Consent”), and no later than 7:00 a.m. Eastern time the day following the execution and delivery of this Agreement the Company shall deliver to Purchaser the Stockholder Written Consent.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Article 1
DEFINITIONS AND CONSTRUCTION
Section 1.1Definitions. For the purposes of this Agreement and the Ancillary Agreements:
“Adjustment Time” means 11:59 p.m. (Eastern time) on the day prior to the Closing Date.
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Ancillary Agreements” means, collectively, the Escrow Agreement, the Major Stockholders Indemnity Agreement, the Release Agreements, the Restrictive Covenant Agreements and the other agreements executed in connection herewith.
“Antitrust Laws” means any antitrust, competition or trade regulatory Laws.

“Book-Entry Shares” means shares of Company Stock as set forth in the Company’s stock ledger, other than shares of Company Stock which are certificated.
“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York, New York are closed either under applicable Law or action of any Governmental Authority.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended from time to time, and the regulations promulgated thereunder.
“Certificate of Merger” means the certificate of merger complying with the requirements of the DGCL.
“Certificates” means the outstanding certificates which immediately prior to the Effective Time represent shares of Company Stock.
“Client Data” means any and all information (a) collected by the Company about users of the Company Products which either (i) identifies such client, (ii) is unique to such client or such client’s unique users (whether or not Personal Information), or (iii) could provide insight into such users’ or visitors’ behavior if analyzed, aggregated or otherwise examined; or (b) collected, accessed, held, used, stored, adapted, displayed, distributed or otherwise processed by the Company for or on behalf of a client or user of a Company Product.
“Closing Cash” means all cash and cash equivalents (net of outstanding checks) of the Company as of the Adjustment Time, as determined in accordance with the attached Exhibit A and as finally determined pursuant to Section 2.7 (which may be a negative number).
“Closing Indebtedness” means all Indebtedness of the Company as of the Adjustment Time, as determined in accordance with the attached Exhibit A and as finally determined pursuant to Section 2.7.
“Closing Net Working Capital” is defined and calculated in accordance with the attached Exhibit A.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Common Stock” means the common stock, $.0001 par value per share, of the Company.
“Common Stock Aggregate Closing Payment” means an amount equal to (a) the Estimated Merger Consideration, minus (b) the Price Adjustment Escrow Amount, minus (c) the Indemnity Escrow Amount, minus (d) the Expense Fund, minus (e) the Sales Tax Indemnity Escrow Amount, minus (f) the Tax Indemnity Escrow Amount, minus (g) the Series A-1 Preferred Stock Aggregate Merger Consideration, minus (h) the Series A-2 Preferred Stock Aggregate Merger Consideration, plus (i) the aggregate exercise price of the Options deemed exercised or accelerated under Section 2.11.
“Common Stock Per Share Closing Payment” means an amount equal to (a) the Common Stock Aggregate Closing Payment, divided by (b) the number of Outstanding Common Shares.
“Common Stock Per Share Merger Consideration” means an amount equal to (a) the Common Stock Per Share Closing Payment, plus (b) the Per Share Amount of each Post-Closing Distribution.

“Company Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation.
“Company Equity Securities” means the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Common Stock and the Options.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.4 (Capitalization and Subsidiaries), Section 3.21 (Affiliate Transactions) and Section 3.25 (Brokers Fees).
“Company Information” means any information, in any form, maintained, owned or controlled by or on behalf of the Company.
“Company Intellectual Property” means any and all Intellectual Property used by the Company, held for use in or necessary to the conduct of the business of the Company as now conducted and as proposed to be conducted.
“Company Owned IP” means any and all Intellectual Property that is owned or purported to be owned (in each case whether owned singularly or jointly with a third party or parties) by the Company.
“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other material plan, Contract or arrangement involving direct or indirect compensation, including insurance coverage, health and welfare benefits, retirement benefits, severance benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation sponsored or maintained by the Company for the benefit of any current or former director, officer or employee of the Company.
“Company Products” means all products (including Software) and services (including Software as a service) of the Company developed (including products and services currently under development), including any plugins, libraries and APIs, that have been manufactured, deployed, made commercially available, marketed, distributed, provided, hosted, supported, sold, offered for sale, imported or exported for resale, or licensed out by or on behalf of the Company since its inception, or with respect to which the Company currently intends to do the same within twelve (12) months after the Closing Date.
“Company Registered IP” means any and all Company Owned IP that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority (including domain name registrars), or any applications for any of the foregoing.
“Company Securityholders” means holders of Company Equity Securities.
“Company Stock” means collectively the Common Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.
“Company Stockholders” means each Person who holds Company Stock immediately prior to the Effective Time.
“Company Stock Per Share Merger Consideration” means: (a) with respect to each share of Series A-1 Preferred Stock, the Series A-1 Preferred Stock Per Share Merger Consideration; (b) with respect to each share of Series A-2 Preferred Stock, the Series A-2 Preferred Stock Per Share Merger Consideration; and (c) with respect to each share of Common Stock, the Common Stock Per Share Merger Consideration.

“Contract” means any contract, agreement, arrangement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation of any kind, written or oral (including any amendments and other modifications thereto), that is legally binding.
“COVID-19” means the SARS-CoV-2 or COVID-19 virus, and any evolutions or mutations thereof.
“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any applicable Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Data Room” means the Intralinks Inc. electronic documentation site located at https://services.intralinks.com/web/?_ga=2.32768829.2021008652.1644258435-317624435.1638282321#workspace/11330295/documents under the project name “Project SUMMIT” on behalf of the Stockholders and the Company in connection with the transactions contemplated by this Agreement.
“DGCL” means the Delaware General Corporation Law, as amended.
“Encumbrance” means any charge, mortgage, encumbrance, pledge, security interest, hypothecation, lien (statutory or otherwise), claim, Judgement, easement, encroachment, right of way, option, right of first refusal or first offer, or other encumbrance or restriction of any kind or nature whatsoever.
“Enterprise Value” means $135,500,000.
“Environmental Laws” means all Laws, all contractual obligations and all common law concerning public health and safety, worker health and safety, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any Hazardous Materials, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, and all those relating to food safety, fire safety, public health, noise, odors, mold or food contamination, as previously, now or hereafter in effect.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Escrow Agent” means an escrow agent to be reasonably agreed by Purchaser and the Company.
“Expense Invoice” means an invoice or other document, in form and substance reasonably acceptable to Purchaser, evidencing the amount of a Transaction Expense.
“Fraud” means an intentional and knowing misrepresentation of the truth or intentional and knowing concealment of a known material fact.
“FT Partners” means Financial Technology Partners LP and its wholly-owned subsidiary, FT Securities LLC.

“FT Partners Engagement Letter” means the engagement letter dated February 23, 2021 between FT Partners and the Company, as subsequently amended with the consent of Purchaser.
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
“Governing Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (a) in the instance of a corporation, the articles or certificate of incorporation or formation and regulations or bylaws of such corporation, (b) in the instance of a limited liability company, the articles of organization or the certificate of formation and the operating agreement or limited liability company agreement, (c) in the instance of a partnership, the partnership agreement, and (d) in the instance of a limited partnership, the certificate of formation and the limited partnership agreement.
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.
“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration, certificate, order, franchise or other authorization issued or granted by any Governmental Authority.
“Hazardous Materials” means any waste, pollutant, contaminant or substance regulated or defined as hazardous or toxic by or under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to the Company, as of the Adjustment Time, without duplication (a) indebtedness, payment obligations or liabilities for borrowed money, (b) amounts owing as deferred purchase price for the acquisition of a business, property, goods or services, including all seller notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) obligations under any interest rate, currency or other hedging or similar agreement, (e) obligations under any performance or payment bond, surety bond, banker’s acceptance or related reimbursement agreement, letter of credit or similar instrument, but only to the extent drawn or called prior to the Closing Date, (f) obligations under leases required in accordance with GAAP to be recorded as finance leases (which, for the avoidance of doubt, shall not include any leases that would be characterized as operating leases in accordance with GAAP prior to giving effect to Accounting Standards Codification 842 and shall include any leases characterized as capital leases in accordance with GAAP prior to giving effect to Accounting Standards Codification 842), (g) indebtedness for borrowed money of any Person secured by any Encumbrance on the assets of the Company, (h) all liabilities relating to severance payments, deferred compensation, phantom stock and all bonuses that have accrued and the employer’s share of any employment, payroll, social security or other Taxes with respect thereto, (i) any stimulus packages, government assistance or other benefits received (such as, but not limited to, loans, benefits, rights or amounts) pursuant to the CARES Act or any other Law that are subject to a repayment obligation (absolute or contingent), (j) all unpaid Pre-Closing Taxes, (k) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (i) above for which the Company is liable, and (l) for clauses (a) through (k) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayments of such Indebtedness on the Closing Date to the extent not paid on the Closing Date. For the avoidance of doubt, Indebtedness shall not include (i) any Liability included in the final determination of Closing Net Working Capital pursuant to Section 2.7 and (ii)

any Indebtedness incurred at the written direction of Purchaser or any of its Affiliates on the Closing Date in connection with the consummation of the transactions contemplated by this Agreement.
“Indemnity Escrow Amount” means an amount equal to $1,350,000.
“Information Security Incident” means any (i) accidental or unauthorized access to or loss, alteration, destruction, use, disclosure or acquisition of Company Information, or (ii) compromise to the security, integrity or availability of Information Systems.
“Information Systems” means any computers, networks, software, systems or technology services, that are owned, licensed or controlled by the Company and used in connection with the operation of the Company’s business.
“Infringement” or “Infringe” means that (or an assertion that) a given item or activity directly or indirectly infringes, misappropriates, dilutes, or constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.
“Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (a) all patents and applications therefore and all reissues, divisions, reexaminations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (“Patents”); (b) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (c) all copyrights, copyrights registrations and applications therefor; (d) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor; (e) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (f) rights of publicity; (g) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing; and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“Knowledge” means, with respect to Company, the actual knowledge of any of Rob Heiser, Nate Shahan, Adam Craig, Gary Salhany and Jared Wilbanks, and the knowledge that each such Person would have reasonably obtained after due inquiry with respect to the particular matter in question.
“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, writ, principle of common law, regulation, ordinance, code or administrative requirement, directive or interpretation.
“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.
“Loss” means any Liabilities, losses, damages, Judgments, fines, penalties, obligations, Taxes, Proceedings, assessments, costs or expenses (including reasonable attorney or other professional fees and expenses, including the reasonable costs of investigation and enforcement) but excluding any punitive damages, except to the extent such damages are paid to a third party.
“Major Stockholders” means those Company Stockholders set forth on Appendix A.
“Major Stockholders Indemnity Agreement” means that certain Major Stockholders Indemnity Agreement, substantially in the form of Exhibit E attached hereto.
“Material Adverse Effect” means any event, change, development, state of facts, circumstance, effect or other matter that has, or could reasonably be expected to have, a material adverse effect on (a) the business, financial condition, assets, liabilities or results of operations of the Company, taken as a whole, or (b) the ability of the Company or Purchaser, as applicable, to timely consummate the transactions contemplated hereby or by the Ancillary Agreements to be entered into in connection with this Agreement; provided, however, that none of the following events, changes, developments, state of facts, circumstances, effects or other matters, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (a) any outbreak or escalation of war or major hostilities or any act of terrorism, (b) any epidemics, disease outbreaks, pandemics or other public health emergencies (including COVID-19) and any COVID-19 Measures reasonably taken (or reasonably not taken) in response thereto, (c) changes in Laws, GAAP or enforcement or interpretation thereof, (d) changes that generally affect the industries and markets in which the Company operates, (e) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (f) any failure, in and of itself, of the Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (but not any of the underlying circumstances causing such failure), (g) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, Purchaser, or (h) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing; unless and except to the extent, in the case of the foregoing clauses (a) through (e), such event, change, development, state of facts, circumstance, effect or other matter adversely affects the Company in a disproportionate manner relative to other Persons that operate in the same or similar lines of business as the Company (in which case such event, change, development, state of facts, circumstance, effect or other matter will be taken into account in determining whether there has been a Material Adverse Effect to the extent of such disproportionate adverse effect).
“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract or agreement that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL). Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), MIT License, Apache License and any license listed at www.opensource.org).
“Option Agreements” means the option agreements issued pursuant to the Option Plan and entered into by and between the Company and certain current and former employees or other service providers of the Company.
“Optionholder Closing Payment” means, with respect to each share of Common Stock issuable upon the exercise of an Option that has been converted into the right to receive the

Optionholder Merger Consideration pursuant to Section 2.11, an amount equal to the excess, if any, of the Common Stock Per Share Closing Payment over the per share exercise price of such Option.
“Optionholder Merger Consideration” means, with respect to each share of Common Stock issuable upon the exercise of an Option that has been converted into the right to receive the Optionholder Merger Consideration pursuant to Section 2.11, an amount equal to (a) the Optionholder Closing Payment, plus (b) the Per Share Amount of each Post-Closing Distribution.
“Option Plan” means the Segmint, inc. Equity Incentive Plan, adopted June 30, 2011.
“Options” means the options to acquire or purchase shares of Common Stock granted pursuant to the Option Agreements outstanding immediately prior to the Effective Time.
“Outstanding Common Shares” means an amount equal to (a) the number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (b) the number of shares of Common Stock underlying the Options immediately prior to the Effective Time.
“Permitted Encumbrance” means any of the following: (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith, (b) liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP, (c) liens securing rental payments under capital lease arrangements, (d) restrictions on the transferability of securities arising under applicable securities Laws, (e) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, materially impair the present use or occupancy of the property subject thereto, (f) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to real property that do not, individually or in the aggregate, materially impair the present use or occupancy of the real property subject thereto, or (g) matters which would be disclosed by an accurate survey or inspection of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.
“Per Share Amount” means, with respect to any Post-Closing Distribution, an amount equal to (a) the amount of such Post-Closing Distribution, divided by (ii) the Outstanding Common Shares.
“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.
“Personal Information” means any Company Information relating to an identified or identifiable natural person, including, without limitation, any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household.
“Post-Closing Distribution” means any cash to be paid to Company Stockholders holding Common Stock and Optionholders in respect of Options, other than in connection with the Closing, as set forth in this Agreement, including any distribution pursuant to Section 2.7 and Section 8.9 and any distribution in respect of the Expense Fund (excluding, for the avoidance of doubt, any payments to be made at the Closing) and the Sales Tax Indemnity Escrow Amount and Tax Indemnity Escrow Amount pursuant to Appendix B.
“Post-Closing Distribution Procedures” means the applicable Post-Closing Distribution being paid to the Company Stockholders holding Common Stock and Optionholders with respect to Options, net of any payments owing FT Partners under the FT Engagement Letter, as follows: (a) to the Paying Agent (on behalf of the Company Stockholders holding Common Stock), by wire transfer of immediately available funds, such Company Stockholders’ aggregate Pro Rata Share of such amount, and (b) to each holder of Options, by wire transfer of immediately available funds, such Option holder’s Pro Rata Share of such amount, which shall be promptly paid (or caused to be paid) by Purchaser to such holder of Options; provided that in the case of payments to employees or former employees of the Company for which employment Tax withholding is required, such amounts shall be paid through Surviving Company’s (or its Affiliate’s) payroll processing service or system. For the avoidance of doubt, such payments shall not be reduced by the employer portion of any employment, payroll, social security or other similar Taxes payable on any Options with respect to such funds.
“Post-Closing Tax Period” means any taxable period that ends after the Closing Date.
“Pre-Closing Tax Period” means any taxable period or portion of a period that begins on or before the Closing Date and ends on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Taxes” means (a) any and all Taxes imposed on or payable by the Company or any of its assets or operations for a Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 9.1), including, without limitation, any Taxes attributable to a Pre-Closing Tax Period that the Company has elected to defer pursuant to the CARES Act, (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law which are imposed on the Company, (c) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract, or pursuant to any applicable Laws, which Taxes relate to an event, agreement or transaction occurring on or before the Closing Date, and (d) any and all Taxes referenced in the definition of “Transaction Expenses”.
“Price Adjustment Escrow Amount” means an amount equal to $500,000.
“Privacy Commitments” means all representations, statements, obligations or commitments that Company has made or entered into with respect to the collection, use, disclosure, sale, licensing, transfer, security, storage, retention, disposal or other processing of Personal Information, including without limitation, all (i) policies, notices, statements or similar disclosures published or otherwise made publicly available by Company; (ii) internal policies, procedures or standards of Company; and (iii) Contracts to which Company is a party.
“Privacy Laws” means all applicable Laws relating in any way to (i) the privacy, confidentiality, protection or security of Personal Information or Information Systems, or (ii) collection, use, disclosure, sale, licensing, transfer, security, storage, retention, disposal or other processing of Personal Information, including without limitation, any and all applicable Laws regulating data protection, financial privacy, health information privacy, website or online service operators, biometric identifiers or biometric data, consumer reports, data breach notification, information security safeguards, secure disposal of records, use of online cookies or other tracking mechanisms, or the transmission of marketing or commercial messages through any means, including, without limitation, via email, text message or any other means. Privacy Laws also include the Payment Card Industry (“PCI”) Data Security Standard and any other applicable security standards, requirements, or assessment procedures published by PCI Security Standards Council in connection with a PCI Security Standards Council program.
“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, claim, demand, litigation, suit or other legal proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Pro Rata Share” means with respect to each Company Securityholder, a fraction, expressed as a percentage, (a) the numerator of which is the number of Outstanding Common Shares held by such Company Securityholder and (b) the denominator of which is the total number of Outstanding Common Shares.
“Purchaser Covered Party” means Purchaser and any of its Affiliates (including the Company from and after the Closing), and any of their respective equity holders, directors, managers, officers, employees, agents or representatives.
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.3(a) (No Conflicts), and Section 4.6 (Brokers Fees).
“R&W Policy” means that certain representation and warranty insurance policy to insure against Losses incurred by any Purchaser Covered Party as a result of (a) any breach of any representation or warranty made by Company in Article 3 or in any instrument delivered pursuant to this Agreement or (b) Taxes of the Company that are attributable to Pre-Closing Tax Periods.
“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment.
“Release Agreement” means that certain Release Agreement, substantially in the form of Exhibit G attached hereto.
“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.
“Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement, substantially in the form of Exhibit F attached hereto.
“Sales Tax Indemnity Escrow Amount” means an amount equal to $300,000 held by Purchaser in accordance with Appendix B.
“Series A-1 Preferred Stock” means the class of preferred stock of the Company designated as Series A-1 Preferred Stock, $.0001 par value per share.
“Series A-1 Preferred Stock Aggregate Merger Consideration” means the preferential amount due the holders of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time pursuant to the Company Certificate of Incorporation and set forth on the Securityholder Payment Schedule.
“Series A-1 Preferred Stock Per Share Merger Consideration” means an amount equal to (a) the Series A-1 Preferred Stock Aggregate Merger Consideration, divided by (b) the number of shares of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time.
“Series A-2 Preferred Stock” means the class of preferred stock of the Company designated as Series A-2 Preferred Stock, $.0001 par value per share.
“Series A-2 Preferred Stock Merger Consideration” means the preferential amount due the holders of Series A-2 Preferred Stock outstanding immediately prior to the Effective Time pursuant to the Company Certificate of Incorporation and set forth on the Securityholder Payment Schedule.

“Series A-2 Preferred Stock Per Share Merger Consideration” means an amount equal to (a) the Series A-2 Preferred Stock Aggregate Merger Consideration, divided by (b) the number of shares of Series A-2 Preferred Stock outstanding immediately prior to the Effective Time.
“Shrink Wrap Code” means commercial off the shelf software on standard customer terms with annual aggregate payments of $5,000 or less.
“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.
“Stockholder Closing Payment” means an amount equal to the sum of the following: (a) the product of the Series A-1 Preferred Stock Per Share Merger Consideration multiplied by the number of shares of Series A-1 Preferred Stock outstanding on the Closing Date (other than (i) shares canceled pursuant to Section 2.9(b) and (ii) Dissenting Shares); plus (b) the product of the Series A-2 Preferred Stock Per Share Merger Consideration multiplied by the number of shares of Series A-2 Preferred Stock outstanding on the Closing Date (other than (i) shares canceled pursuant to Section 2.9(b) and (ii) Dissenting Shares); plus (c) the product of the Common Stock Per Share Closing Payment multiplied by the number of shares of Common Stock outstanding on the Closing Date (other than (i) shares canceled pursuant to Section 2.9(b) and (ii) Dissenting Shares).
“Straddle Period” means any taxable period that begins before and ends after the Closing Date.
“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (including securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.
“Target Net Working Capital” means $875,000.
“Tax” means (a) any taxes, charges, fees, levies, penalties or other assessments imposed by any Governmental Authority, including income, margin, gross margin, franchise, profits, capital gains, capital stock, transfer, sales, use, escheat, unclaimed property, abandonment, occupation, property, excise, severance, windfall profits, stamp, duty, reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), employment, unemployment, workers compensation, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (b) any Liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (c) any Liability for the payment of any amount of a type described in clause (a) or clause (b) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Indemnity Escrow Amount” means an amount equal to $450,000 held by Purchaser in accordance with Appendix B.
“Tax Proceeding” means any audit, examination, investigation or other proceedings with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Expenses” means (a) any and all of the fees and expenses of, and other payments to, third parties (whether or not accrued, accelerated or deferred) incurred by or on behalf of the Company or Company Securityholders (and payable or reimbursable by the Company) relating to or arising from or in connection with any sale process respecting the Company, the negotiation, preparation, execution, delivery, consummation and performance of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, and any due diligence requests or activity related to such sale process or such transactions, including any legal, accounting, Tax, broker, finder and investment banking fees and expenses, (b) any severance, bonuses or other amounts payable to employees or consultants of the Company to the extent such payments become payable by the Company solely as a result of the consummation of the transactions contemplated by this Agreement, including the employer portion of any employment, payroll, social security or other payment associated with such items; (c) the employer portion of any employment, payroll, social security or other payment associated with vesting and/or payment with respect to any Options that relate to any payments with respect to such Options from the Optionholder Closing Payments; (d) one-half of the premium of the R&W Policy; (e) one-half of all costs, expenses and fees of the Paying Agent and the Escrow Agent; (f) one-half of the Transfer Taxes; and (g) one-half of the filing fees relating to the HSR filing discussed in Section 5.4(d).
“Treasury Regulations” means the United States Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Warrants” means the Warrants issued to Wand, Inc. and DCP Fund III LLC as disclosed in Section 3.4(c)(i) of the Company Disclosure Schedule.
Section 1.2Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Audit Claim	9.7(a)
Cap	8.4(a)
Closing	2.13
Closing Balance Sheet	2.7(a)
Closing Date	2.13
Closing Statement	2.7(a)
COBRA	3.15(b)
Company	Preamble
Company Disclosure Schedule	Article 3
Company Representative	Preamble
Confidentiality Agreement	5.6
Current Representation	11.16(b)
Deductible	8.4(a)
D&O Indemnified Parties	5.8(a)
Designated Person	11.16(b)
Dispute Notice	2.7(b)
Dissenting Shares	2.12
Effective Time	2.1
Escrow Agreement	2.15(c)

Estimated Closing Cash	2.6
Estimated Closing Indebtedness	2.6
Estimated Closing Net Working Capital	2.6
Estimated Closing Statement	2.6
Estimated Merger Consideration	2.6
Estimated Transaction Expenses	2.6
Expense Fund	2.15(g)
Financial Statements	3.5(a)
Indemnity Escrow Account	2.15(d)
Independent Accounting Firm	2.7(c)
Latest Balance Sheet	3.5(a)
Lease	3.9
Leased Real Property	3.9
Letter of Transmittal	2.10(b)
Material Contracts	3.11(a)
Material Customer	3.22(a)
Material Supplier	3.22(b)
Merger	Recitals
Merger Consideration	2.5
MergerSub	Preamble
Optionholder Letter	2.11
Paying Agent	2.10(a)
Paying Agent Agreement	2.10(a)
Payment Fund	2.15(h)
Payoff Letters	2.14(a)(i)
Post-Closing Representation	11.16(b)
PPP Lender	3.26(a)
PPP Loan	3.26(a)
Price Adjustment Deficit	2.7(e)
Price Adjustment Escrow Account	2.15(c)
Price Adjustment Surplus	2.7(e)
Privacy Requirements	3.18(d)
Purchaser	Preamble
Qualified Plan	3.15(a)
Sales Tax Indemnity Escrow Account	2.15(e)
Securityholder Payment Schedule	2.8
Surviving Company	2.1
Stockholder Written Consent	Recitals
Tax Indemnity Escrow Account	2.15(f)
Transfer Taxes	9.6
Warranty Obligations	3.27

Section 1.3Construction.
(a)Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this

Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.
(b)The inclusion of any information in the Company Disclosure Schedule shall not be deemed an admission or acknowledgement, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or that such items are material to the Company, as the case may be. The headings, if any, of the individual sections of the Company Disclosure Schedule are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such disclosure, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.
(c)The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items.
Article 2
MERGER
Section 1.1Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, MergerSub shall be merged with and into the Company (the “Merger”) in accordance with the laws of the State of Delaware. The separate existence of MergerSub shall cease, and Company shall be the entity surviving the Merger (“Surviving Company”) and shall succeed to and assume all of the rights and obligations of MergerSub. At the Closing, the Certificate of Merger shall be executed and filed with the Delaware Secretary of State. The Merger shall, subject to the DGCL, become effective as of such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”). At the Effective Time, subject to the terms of this Agreement, Surviving Company may take any action (including executing and delivering any document) in the name and on behalf of either the Company or MergerSub in order to carry out and give effect to the Merger.
Section 1.2Effect of Merger Generally. At and after the Effective Time, the Merger shall have the effects provided herein and set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the separate existence of the Company and MergerSub will cease, and, without other transfer, all the property, rights, privileges, immunities, powers and franchises of the Company and MergerSub shall vest in Surviving Company, and all debts, liabilities, obligations and duties of the Company and MergerSub shall become the debts, liabilities, obligations and duties of Surviving Company.
Section 1.3Governing Documents. At the Effective Time, by virtue of the Merger and without further action on the part of any party hereto, the certificate of incorporation of the Company will be amended and restated in its entirety to read as the certificate of incorporation of MergerSub as in effect immediately prior to the Effective Time, except that the name of Surviving Company shall remain as the name of the Company as of immediately prior to the Effective Time, and as so amended and restated shall be the certificate of incorporation of Surviving Company until thereafter as amended in accordance with applicable Law. At the Effective Time, by virtue of the Merger and without further action on the part of any party hereto, the bylaws of the Company will be amended and restated in their entirety to read as the bylaws of MergerSub as in effect immediately prior to the Effective Time, except that the name of Surviving Company shall remain as the name of the Company as of immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of Surviving Company until thereafter as amended in accordance with applicable Law.
Section 1.4Directors and Officers. At the Effective Time, the directors of MergerSub immediately prior to the Effective Time shall be the directors of Surviving Company. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of Surviving Company.
Section 1.5Merger Consideration. “Merger Consideration” shall mean an amount equal to: (a) the Enterprise Value, plus (b) the Closing Cash, minus (c) the Closing Indebtedness, plus (d) the amount, if any, by which the Closing Net Working Capital is greater than the Target Net Working Capital, minus (e) the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital, minus (f) the Transaction Expenses not paid prior to Closing.
Section 1.6Pre-Closing Adjustment. At least three (3) Business Days prior to the Closing Date, the Company will cause to be prepared and delivered to Purchaser a statement, prepared in good faith and in accordance with the Accounting Principles (the “Estimated Closing Statement”), setting forth the Company’s calculations as of the Adjustment Time of (a) Closing Cash (the “Estimated Closing Cash”), (b) Closing Indebtedness (the “Estimated Closing Indebtedness”), (c) Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (d) Transaction Expenses not paid prior to Closing (the “Estimated Transaction Expenses”), and (e) the resulting calculation of the Merger Consideration (the “Estimated Merger Consideration”), together with reasonable supporting documentation for the estimates and calculations contained therein. The Company shall consider in good faith any comments made by Purchaser to the Estimated Closing Statement and components thereof.
Section 1.7Post-Closing Adjustment.
(a)Within one hundred twenty (120) days after the Closing Date, Purchaser will prepare and deliver to the Company Representative (i) an unaudited consolidated balance sheet of the Company as of the Adjustment Time (the “Closing Balance Sheet”) and (ii) a statement, prepared in good faith and in accordance with the Accounting Principles, showing Purchaser’s calculation of Closing Cash, Closing Indebtedness, Closing Net Working Capital, Transaction Expenses and the resulting calculation of the final Merger Consideration (together with the Closing Balance Sheet, the “Closing Statement”).
(b)Within 45 days after delivery of the Closing Statement, the Company Representative may dispute Purchaser’s calculation of Closing Cash, Closing Indebtedness, Closing Net Working Capital, Transaction Expenses or the resulting final Merger Consideration by delivering to Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item. The Company Representative may not in its Dispute Notice include any line item (or any component of any line item) that was not included in the Estimated Closing Statement or change its calculation of any line item (or any component of any line item) in its Dispute Notice from what was set out in the Estimated Closing Statement if, in each case, such change would, taken on an individual basis, have the result of increasing the Estimated Merger Consideration compared to what was reflected in the Estimated Closing Statement. Purchaser will furnish to the Company Representative such workpapers and other documents and information relating to the disputed items as the Company Representative may reasonably request in connection with the Company Representative’s review of the Closing Balance Sheet and the Closing Statement. If the Company

Representative fails to deliver a Dispute Notice in accordance with this Section 2.7(b) within 45 days after delivery of the Closing Statement, then the Company Representative will be deemed to have irrevocably accepted Purchaser’s calculation of Closing Cash, Closing Indebtedness, Closing Net Working Capital, Transaction Expenses and the resulting final Merger Consideration, in which case, all such amounts will be final and binding on the parties for purposes of Section 2.7(e).
(c)If the Company Representative timely delivers a Dispute Notice to Purchaser, then the Company Representative and Purchaser will attempt in good faith, for a period of 30 days, to agree on the Closing Cash, Closing Indebtedness, Closing Net Working Capital, Transaction Expenses and the resulting final Merger Consideration, for purposes of Section 2.7(e). The Company Representative will furnish to Purchaser such workpapers and other documents and information relating to the disputed items as Purchaser may reasonably request in connection with Purchaser’s review of the Dispute Notice. Any resolution by the Company Representative and Purchaser during such 30-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.7(e). If the Company Representative and Purchaser do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Company Representative and Purchaser will submit the remaining items in dispute to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Purchaser and the Company Representative (the “Independent Accounting Firm”) who, acting as an expert and not an arbitrator, shall resolve the remaining disputed amounts only. Nothing in this Section 2.7(c) shall be construed to authorize or permit the Independent Accounting Firm to resolve any differences among the Company Representative and Purchaser other than those unresolved disagreements listed in the Dispute Notice, and the Independent Accounting Firm shall not be authorized or permitted to do so. The scope of the disputed items to be resolved by the Independent Accounting Firm shall be limited to whether the Estimated Closing Statement, the Closing Statement, and the components of each of them, were prepared in accordance with the Accounting Principles and this Agreement. The Company Representative and Purchaser will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting calculations of Closing Cash, Closing Indebtedness, Closing Net Working Capital, Transaction Expenses and the resulting final Merger Consideration. With respect to each disputed item, such decision, if not in accordance with the position of either the Company Representative or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser in the Closing Statement or the Company Representative in the Dispute Notice with respect to such disputed line item. The Company Representative and Purchaser will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm’s determination of Closing Cash, Closing Indebtedness, Closing Net Working Capital, Transaction Expenses and the resulting final Merger Consideration, as set forth in its report will be final and binding on the parties for purposes of Section 2.7(e). The fees and expenses of the Independent Accounting Firm will be borne equally by the Company Stockholders, on the one hand, and Purchaser, on the other hand, based upon the relationship the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Purchaser claims that the appropriate adjustments are $1,000 greater than the amount determined by the Company Representative, and if the Independent Accounting Firm ultimately resolves such claim by awarding to Purchaser $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accounting will be allocated 70% to Purchaser and 30% to the Company Representative.
(d)For purposes of complying with this Section 2.7, the Company Representative and Purchaser will furnish to each other and to the Independent Accounting Firm such workpapers and other documents and information relating to the disputed items as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. Neither the Company Representative or Purchaser shall have or conduct any communication, either written or oral, with the

Independent Accounting Firm without the other party either being present or receiving a concurrent copy of any written communication.
(e)If the Merger Consideration as finally determined pursuant to this Section 2.7 is less than the Estimated Merger Consideration (a “Price Adjustment Deficit”), then the Company Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Purchaser out of the Price Adjustment Escrow Account an amount equal to the Price Adjustment Deficit in cash; provided, that if the amount of funds in the Price Adjustment Escrow Account exceeds the Price Adjustment Deficit, as finally determined pursuant to this Section 2.7, then such joint written instructions to the Escrow Agent shall further instruct the Escrow Agent to make a Post-Closing Distribution of the remaining funds in the Price Adjustment Escrow Account pursuant to the Post-Closing Distribution Procedures. If the Merger Consideration as finally determined pursuant to this Section 2.7 is greater than the Estimated Merger Consideration (a “Price Adjustment Surplus”), then Purchaser will make a Post-Closing Distribution in an amount equal to the lesser of (i) such Price Adjustment Surplus and (ii) 500,000, pursuant to the Post-Closing Distribution Procedures by wire transfer of immediately available funds within five Business Days following the final determination of the final Merger Consideration in accordance with this Section 2.7, and the Company Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make a Post-Closing Distribution of all of the funds in the Price Adjustment Escrow Account pursuant to the Post-Closing Distribution Procedures.
(f)The purpose of this Section 2.7 is to determine the final Merger Consideration to be paid by Purchaser under this Agreement. Any payment made pursuant to this Section 2.7 will be treated by the parties for all purposes as an adjustment to the Merger Consideration and will not be subject to offset for any reason.
Section 1.8Securityholder Payment Schedule. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a schedule (the “Securityholder Payment Schedule”) which sets forth (a) the holder of, and the class and number of shares of, the Company Stock held by each Company Stockholder, as of immediately prior to the Effective Time, (b) the holder of, the exercise price per share of, and the number of shares of Common Stock subject to, each Option outstanding immediately prior to the Effective Time, (c) each Company Securityholder’s applicable Stockholder Closing Payment and Optionholder Closing Payment and (d) the Pro Rata Share for each Company Stockholder holding Common Stock and Optionholder with respect to Options applicable to any Post-Closing Distributions; it being understood and agreed that Purchaser and its Affiliates shall be entitled to rely exclusively on the Estimated Closing Statement, the Securityholder Payment Schedule and any payment instructions delivered by the Company (if delivered prior to or at the Closing) or by the Company Representative (if delivered following the Closing), without investigation in paying all portions of the consideration payable pursuant to this Agreement on and after the Closing Date, including the Estimated Merger Consideration and all Post-Closing Distributions, without liability of any kind to Purchaser, MergerSub, Surviving Company or their respective Affiliates. The Company Representative shall deliver to Purchaser an update to the Securityholder Payment Schedule in connection with the payment (or release) of each Post-Closing Distribution following the Closing Date based on the amount of such Post-Closing Distribution as determined in accordance with this Agreement.
Section 1.9Conversion of Shares.
(a)At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury and (ii) Dissenting Shares) shall be converted into the right to receive the applicable Company Stock Per Share Merger Consideration, payable in cash to the holder thereof as and when payable in accordance with the terms of this Agreement, without interest thereon, upon surrender of the Certificate or Book-Entry Share formerly representing such share, all in accordance with this Section 2.9 and Section

2.10. All amounts payable to Company Stockholders pursuant to this Agreement shall be subject to and reduced by any applicable Tax withholding amounts as provided in Section 2.16.
(b)At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled, retired and shall cease to exist and no payment shall be made with respect thereto.
(c)At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, each share of capital stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted on an one-for-one basis into shares of common stock of Surviving Company.
(d)From and after the Effective Time, the holders of Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Dissenting Shares) shall cease to have any rights with respect to such Certificates or Book-Entry Shares, except the right to receive the applicable Merger Consideration, as and when payable in accordance with the terms of this Agreement, without interest thereon, with respect to each of the shares represented thereby.
Section 1.10Exchange of Certificates and Book-Entry Shares.
(a)Prior to the Effective Time, the Company Representative shall appoint and enter into a customary exchange agreement mutually acceptable to Purchaser and the Company Representative (the “Paying Agent Agreement”) with a paying agent (the “Paying Agent”) mutually acceptable to Purchaser and the Company Representative.
(b)As soon as reasonably practicable after the date hereof, the Company shall deliver to each Company Stockholder of record a letter of transmittal, substantially in the form of Exhibit C attached hereto (the “Letter of Transmittal”). Payment to a Company Stockholder of its portion of the Merger Consideration shall be subject to and conditioned upon such Company Stockholder’s delivery to the Paying Agent of a properly completed and executed Letter of Transmittal, together with all related items required thereby. For each Company Stockholder which has delivered a properly completed and executed Letter of Transmittal, together with all related items required thereby, to the Paying Agent prior to Closing, Surviving Company will use commercially reasonable efforts to cause the Paying Agent to pay the Stockholder Closing Payment payable to such Company Stockholder as set forth on the Securityholder Payment Schedule, without interest, promptly following the Closing. For any Company Stockholder which has not delivered a properly completed and executed Letter of Transmittal, together with all related items required thereby, to the Paying Agent prior to the Closing, such Company Stockholder will be entitled to receive the Stockholder Closing Payment payable to such Company Stockholder as set forth on the Securityholder Payment Schedule, without interest, promptly following such Company Stockholder’s delivery to the Paying Agent of a properly completed and executed Letter of Transmittal, together with all related items required thereby. The remaining Merger Consideration, if any, due to the Company Stockholders shall be payable to such Company Stockholders in accordance with, and at the times set forth in, this Agreement, without interest thereon. As of the Effective Time and until surrendered in accordance with the provisions of this Section 2.10 by the holder thereof, each Certificate or Book-Entry Share (other than Certificates or Book-Entry Shares representing Dissenting Shares) shall represent for all purposes only the right to receive such holder’s applicable Merger Consideration represented by such Certificate or Book-Entry Share as set forth in the Securityholder Payment Schedule, payable in cash pursuant to this Section 2.10, in the manner and at the times provided for by this Agreement, without interest. All cash paid upon surrender of the Certificates or Book-Entry Shares in accordance with this Section 2.10 shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Stock represented thereby.
(c)In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and related indemnity by the registered holder of such lost, stolen or destroyed Certificate in form and substance acceptable to Purchaser, the Paying Agent will deliver to such registered holder in exchange for such affidavit and related indemnity such registered holder’s applicable Merger Consideration represented by such Certificate as set forth in the Securityholder Payment Schedule, payable in cash pursuant to this Section 2.10, in the manner and at the times provided for by this Agreement, without interest.
(d)After the Effective Time, there shall be no transfers on the stock transfer books of Surviving Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to Purchaser, they shall be exchanged for the applicable Merger Consideration represented by such Certificate as set forth in the Securityholder Payment Schedule, payable in cash pursuant to this Section 2.10, in the manner and at the times provided for by this Agreement, without interest.
(e)Any portion of the Payment Fund which remains undistributed for twelve months after the Effective Time shall be delivered to Purchaser, and any holders of Certificates and Book-Entry Shares who have not theretofore complied with this Agreement and the instructions set forth in the Letter of Transmittal provided to such holders in accordance with this Agreement shall thereafter look only to Purchaser for payment of the applicable Merger Consideration to which they are entitled.
(f)None of Purchaser, MergerSub or the Company shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Agreement would otherwise escheat to, or become the property of, any Governmental Authority), the cash payment in respect of such Certificate or Book-Entry Share shall, unless otherwise provided by applicable Law, become the property of Purchaser, free and clear of all Encumbrances.
Section 1.11Options. At the Effective Time, and without any action on the part of any holder thereof, each Option then outstanding, whether or not otherwise exercisable, shall be converted into the right to receive the Optionholder Merger Consideration at the Effective Time. As soon as reasonably practicable after the date hereof, the Company shall deliver to each holder of Options an optionholder letter, substantially in the form of Exhibit D attached hereto (the “Optionholder Letter”). Payment to a holder of Options of his or her portion of the Optionholder Merger Consideration under this Agreement shall be subject to and conditioned upon such holder of Options delivery to Purchaser of a properly completed and executed Optionholder Letter, together with all related items required thereby. For each holder of Options who has delivered a properly completed and executed Optionholder Letter, together with all related items required thereby, to Purchaser prior to the Closing, the Optionholder Closing Payment payable to such holder as set forth on the Securityholder Payment Schedule, without interest, will be paid by the Company promptly following the Closing. For any holder of Options who has not delivered a properly completed and executed Optionholder Letter, together with all related items required thereby, to Purchaser prior to the Closing, such holder will be entitled to receive the Optionholder Closing Payment payable to such holder as set forth on the Securityholder Payment Schedule, without interest, promptly following such holder’s delivery to Purchaser of a properly completed and executed Optionholder Letter, together with all related items required thereby. The remaining Optionholder Merger Consideration, if any, shall be payable to the holders of the Options in accordance with, and at the times set forth in, this Agreement, without interest thereon. Prior to the date of this Agreement, the Company shall have taken all actions reasonably necessary to effect this Section 2.11 under the Option Plan and all Option Agreements, including obtaining approval by the board of directors of the Company or a committee thereof. All amounts payable to holders of Options in respect thereof pursuant to this Agreement shall be subject to and reduced by any applicable Tax withholding amounts as provided in Section 2.16. Any payment of the Optionholder Merger Consideration to any current or former employee of the Company for which employment Tax withholding is required will be provided to Surviving Company or one of its Affiliates for payment to such current or former employee through the Surviving Company’s (or its Affiliate’s) payroll processing service or system.
Section 1.12Dissenting Shares. Each share of Company Stock issued and outstanding immediately prior to the Effective Time held by Company Stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGLC (such shares of Company Stock, the “Dissenting Shares”) shall not be converted into the right to receive the applicable Company Stock Per Share Merger Consideration pursuant to the Merger, but shall only be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a Company Stockholder who shall thereafter withdraw its demand for appraisal or shall fail to perfect its right to such payment as provided in such Section 262 of the DGCL shall be deemed to be converted, as of the Effective Time, into the right to receive the applicable Company Stock Per Share Merger Consideration, in the form such holder otherwise would have been entitled to receive as a result of the Merger.
Section 1.13Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place electronically at 10:00 a.m., Eastern time, as soon as practicable, but in any event not later than the third Business Day immediately following the date on which the last of the conditions set forth in Article 6 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at Closing, but subject to the satisfaction or waiver of such condition), or at such other time and place as the Company Representative and Purchaser may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each of the Ancillary Agreements, all matters at Closing will be considered to take place simultaneously, no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed, and the Closing will be deemed to have occurred as of the close of business on the Closing Date irrespective of the actual occurrence of the Closing at any particular time on the Closing Date.
Section 1.14Closing Deliveries; Actions at Closing.
(a)At or prior to the Closing, Company will deliver or cause to be delivered to Purchaser:
(i)payoff letters from each holder of Estimated Closing Indebtedness (each holder shall be listed in Schedule 2.14(a)(i)), (A) setting forth the name and account wiring instructions of each Person to which the applicable Estimated Closing Indebtedness will be due and payable at the Closing and the portion of the Estimated Closing Indebtedness to be paid to each such Person at the Closing and (B) indicating that such Person has agreed to release immediately all Encumbrances such Person may have upon the assets or equity of the Company upon receipt of the amount(s) indicated in such payoff letter, in each case, in a form reasonably satisfactory to Purchaser (collectively, the “Payoff Letters”);
(ii)copies of all consents, waivers and approvals referred to in Schedule 2.14(a)(ii) hereof in a form reasonably satisfactory to Purchaser;
(iii)the Major Stockholders Indemnity Agreement, duly executed by each Major Stockholder and the Company;
(iv)the Restrictive Covenant Agreement, duly executed by each Major Stockholder, the Persons set forth on Schedule 2.14(a)(iv) and the Company;
(v)the Release Agreement, duly executed by each Major Stockholder, the Persons set forth on Schedule 2.14(a)(v) and the Company;

(vi)the other Ancillary Agreements to which the Company Representative, the Company, any Company Stockholder or any employee or director of the Company is a party executed by such party;
(vii)resignations effective as of the Closing Date of each director and officer of the Company as Purchaser may have requested in writing no later than two (2) Business Days prior to the Closing Date;
(viii)a certificate dated as of the Closing Date, duly executed by an authorized officer of Company, certifying that (A) attached thereto are (1) correct and complete copies of the Company’s Certificate of Incorporation and bylaws, (2) the resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by this Agreement, (3) the Stockholder Written Consent and (4) the Second Stockholder Written Consent, (B) such resolutions, the Stockholder Written Consent and the Second Stockholder Written Consent, have not been amended, modified, revoked or rescinded, and (C) the conditions set forth in Sections 6.1(a) and (b) have been satisfied;
(ix)a certificate of good standing with respect to the Company, issued by the Delaware Secretary of State dated not more than 10 days prior to the Closing Date;
(x)unless otherwise requested by Purchaser in writing no less than three (3) Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the board of directors of the Company or any applicable committee thereof, certified by the Secretary of the Company, authorizing the termination of the Company’s 401(k) Plan (the “401(k) Plan”) and the Option Plan, and (B) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing, in each case, in a form reasonably satisfactory to Purchaser;
(xi)certificates of the Secretary of State or equivalent authority of each jurisdiction in which the Company is required to be qualified to do business, dated no earlier than 10 days prior to Closing Date, establishing that the Company is in existence and otherwise is in good standing to transact business;
(xii)evidence reasonably satisfactory to Purchaser of the termination of the agreements set forth on Schedule 2.14(a)(xii);
(xiii)evidence reasonably satisfactory to Purchaser of the termination of the Warrants;
(xiv)a copy of the Tail Policy;
(xv)a waiver, executed at least two (2) Business Days prior to the Closing Date, from each Person who has a right to any payments and/or benefits or potential right to any payments and/or benefits under any Plan or otherwise that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Tax Code) of such Person’s rights to all of such parachute payments (the “Waived 280G Benefits”) and who executed such waiver;
(xvi)the Securityholder Payment Schedule completed to include all of the information specified in Section 2.8 and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Securityholder Payment Schedule is true, correct and complete;
(xvii)the Expense Invoices for each of the Persons entitled to payment of Transaction Expenses;

(xviii)a certificate conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company Equity Securities do not constitute “United States real property interests” under Section 897(c) of the Code, together with a notice to the IRS (which shall be filed by Purchaser with the IRS following the Closing) in accordance with the Treasury Regulations Section 1.897-2(h)(2);
(xix)the Company will have delivered to Purchaser at least one (1) day prior to Closing, a reconciliation of the Company’s cash and cash equivalents, which such reconciliation shall include all disbursements and deposits in transit;
(xx)a payoff letter, in form and in substance reasonably acceptable to Purchaser, the Company and FT Partners, executed by FT Partners on behalf of itself and its Affiliates;
(xxi)three (3) flash drives, each containing a copy of the entire contents of the Data Room as of the Closing Date; and
(xxii)such other documents, certificates and instruments necessary to effectuate the transactions described in this Agreement, as Purchaser may reasonably request.
(b)At the Closing, Purchaser will deliver or cause to be delivered to, or on behalf of, the Company Securityholders:
(i)the payments required pursuant to Section 2.15;
(ii)the Ancillary Agreements to which Purchaser is a party, executed by Purchaser;
(iii)certificates dated as of the Closing Date, duly executed by an authorized officer of Purchaser and MergerSub, certifying that (A) attached thereto are the resolutions of the board of directors of Purchaser and MergerSub authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, (B) such resolutions have not been amended, modified, revoked or rescinded, and (C) the conditions set forth in Sections 6.2(a) and (b) have been satisfied; and
(iv)such other documents, certificates and instruments necessary to effectuate the transactions described in this Agreement, as the Company Representative may reasonably request.
(c)Pursuant to Section 2.1, Company and Purchaser shall cause the Certificate of Merger to be properly executed and filed with the Delaware Secretary of State.
Section 1.15Payments. On the Closing Date, Purchaser shall pay or deposit (or shall cause the Company to pay or deposit), by wire transfer of immediately available funds, the following:
(a)on behalf of the Company, an amount in the aggregate equal to the outstanding amount of the Closing Date Indebtedness in respect of borrowed money to be repaid pursuant to the Payoff Letters, to such accounts designated in the applicable Payoff Letters;
(b)on behalf of the Company, an amount in the aggregate equal to the Estimated Transaction Expenses to enable the Company to pay such Estimated Transaction Expenses, to such accounts designated in writing by the Company prior to the Closing Date;
(c)an amount equal to the Price Adjustment Escrow Amount into a separate escrow account (the “Price Adjustment Escrow Account”) designated in writing by the Escrow Agent which shall be established pursuant to an escrow agreement in a form to be reasonably agreed by Purchaser and the Company (the “Escrow Agreement”) to be entered into on the Closing Date among Purchaser, the Company Representative and the Escrow Agent;
(d)an amount equal to the Indemnity Escrow Amount into a separate escrow account (the “Indemnity Escrow Account”) designated in writing by the Escrow Agent which shall be established pursuant to the Escrow Agreement to be entered into on the Closing Date among Purchaser, the Company Representative and the Escrow Agent;
(e)an amount equal to the Sales Tax Indemnity Escrow Amount into a separate escrow account (the “Sales Tax Indemnity Escrow Account”) designated in writing by the Escrow Agent which shall be established pursuant to the Escrow Agreement to be entered into on the Closing Date among Purchaser, the Company Representative and the Escrow Agent;
(f)an amount equal to the Tax Indemnity Escrow Amount into a separate escrow account (the “Tax Indemnity Escrow Account”) designated in writing by the Escrow Agent which shall be established pursuant to the Escrow Agreement to be entered into on the Closing Date among Purchaser, the Company Representative and the Escrow Agent;
(g)an amount equal to $500,000 (such amount, the “Expense Fund”) into an account designated in writing by the Company Representative prior to the Closing Date, to be used by the Company Representative to pay expenses incurred by Company Representative in its capacity as Company Representative;
(h)an amount equal to the aggregate Optionholder Closing Payments as set forth on the Securityholder Payment Schedule to be made in respect of all Options which have been converted into the right to receive the Optionholder Merger Consideration, to such accounts of the Company or the Company’s payroll provider designated in writing by the Company prior to the Closing Date, to enable the Company to pay such amounts to the holders of such Options; and
(i)an amount equal to the aggregate Stockholder Closing Payment as set forth in the Securityholder Payment Schedule, into an account designated in writing by the Paying Agent established pursuant to the Paying Agent Agreement (such account, the “Payment Fund”).
Section 1.16Withholding. Each of Purchaser, the Company, Surviving Company, the Paying Agent, and the Escrow Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from a Company Securityholder and any other recipients of payments hereunder. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (a) shall, to the extent required by applicable Law, be remitted to the applicable Governmental Authority and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Article 3
REPRESENTATIONS AND WARRANTIES OF COMPANY
The Company represents and warrants to Purchaser and MergerSub, as of the date of this Agreement and as of the Closing Date, as follows, except as set forth on the disclosure schedule delivered by the Company to Purchaser and MergerSub concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Company Disclosure Schedule”):
Section 1.1Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to conduct its business as presently conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated, leased or held. The Company is duly qualified or licensed to do business, and is in good standing, as a foreign corporation in each jurisdiction in which the nature of its activities requires such qualification or license, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
Section 1.2Authority and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company have been duly authorized by all necessary action on the part of the Company, subject to the delivery of the Stockholder Written Consent. Assuming that this Agreement and the Ancillary Agreements to which the Company is or will be a party constitute the valid and binding agreement of the other parties thereto, this Agreement constitutes, and at the Closing each Ancillary Agreement to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its and their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.
Section 1.3No Conflict. Except as set forth in Section 3.3 of the Company Disclosure Schedule, neither the Company’s execution, delivery and performance of this Agreement and any Ancillary Agreement to which the Company is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) conflict with or violate the Governing Documents of the Company, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Material Contract, in any case with or without notice or lapse of time or both, (c) result in the imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the assets or properties of the Company, or (d) violate any Law or Judgment applicable to the Company. No consent of any Governmental Authority or any other Person is required by the Company in connection with the execution, delivery and performance of this Agreement and any Ancillary Agreement to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) the execution and delivery of the Stockholder Written Consent, (ii) the filing of the pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, and (iv) such consents set forth on Section  3.3 of the Company Disclosure Schedule.
Section 1.4Capitalization and Subsidiaries.
(a)Section 3.4(a) of the Company Disclosure Schedule sets forth: (i) the authorized capital stock of the Company; (ii) the class and number of issued and outstanding shares of capital stock of the Company; and (iii) the record holders thereof and the class and number of shares held by each such holder. The Company Stock reflected on the Company Disclosure Schedule represents the only issued and outstanding equity interests of the Company. All of the shares of Company Stock (A) were duly authorized and are validly issued, fully paid and non-assessable, (B) are owned of record by the Company Stockholders as set forth in Section 3.4(a) of the Company Disclosure Schedule, (C) were not issued in violation of any preemptive, right of first refusal or other similar rights, and (D) were issued in compliance in all material respects with all applicable Laws, including all federal and state securities Laws.
(b)The Company has no Subsidiaries. Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, the Company does not own nor have any rights to acquire, directly or indirectly, any (i) capital stock, (ii) options, warrants, equity securities, calls, rights, convertible or exchangeable securities or other Contracts to which the Company is a party to acquire any capital stock or other equity interests, or (iii) any other equity interests of, in each case, any Person.

(c)Except as set forth in Section 3.4(a) of the Company Disclosure Schedule or as set forth in Section 3.4(c)(i) of the Company Disclosure Schedule, there are no (i) equity interests of any class of the Company, or any securities exchangeable into, convertible into or exercisable for such equity interests, issued, reserved for issuance or outstanding or (ii) options, warrants, equity securities, calls, rights or other Contracts to which the Company is a party or by which the Company is bound obligating the Company to (A) redeem or cause to be redeemed any equity securities of the Company or (B) issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional equity interests of the Company or any securities or rights convertible into or exchangeable or exercisable for any such equity interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, convertible security, exchangeable security, call, right or Contract. Except as set forth in Section 3.4(c)(ii) of the Company Disclosure Schedule, there are no Contracts to which the Company or, to the Company’s Knowledge, any Affiliate of the Company, is a party or by which the Company or, to the Company’s Knowledge, any Affiliate of the Company, is bound with respect to the voting (including voting trusts or proxies), registration under any securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any equity interests of the Company. Except as set forth in Section 3.4(c)(iii) of the Company Disclosure Schedule, no holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for any equity interests or other securities of the Company. No holders of outstanding Indebtedness of the Company have any rights to vote for the election of directors of the Company or to vote on any other matter. Except as set forth in Section 3.4(c)(iv) of the Company Disclosure Schedule, the Company does not have outstanding deferred compensation rights, equity bonus plans, stock appreciation rights, phantom stock, puts, calls, rights or other commitments or agreements of any character that provide for equity-linked payments.
(d)Section 3.4(c)(i) of the Company Disclosure Schedule sets forth: (i) a list of all Optionholders, and each Option Agreement, whether or not granted under the Option Plan, (ii) the number of shares of Common Stock subject to each Option Agreement, (iii) the number of such shares that are vested or unvested, (iv) the “date of grant” of such Option Agreement, and (v) the exercise price per share. True, correct and complete copies of each Option Plan, and all agreements and instruments relating to or issued under each Option Plan (including executed copies of all Option Agreements relating to each Option and the shares of Common Stock purchased under such Option Agreement) have been made available to Purchaser, and such Option Plans and Option Agreements have not been amended, modified or supplemented since being made available to Purchaser, and there are no agreements, understandings or commitments to amend, modify or supplement such Option Plans or Option Agreements in any case from those made available to Purchaser. The terms of the Option Plans permit the treatment of Options as provided in this Agreement, without notice to, or the consent or approval of, any Optionholder, the Company Stockholders or otherwise.
(e)The Securityholder Payment Schedule delivered pursuant to Section 2.8 shall, as of the Closing Date, be true, correct and complete in all respects.
Section 1.5Financial Statements.
(a)Attached as Section 3.5 of the Company Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):
(i)the unaudited balance sheet of the Company as of December 31, 2021 (the “Latest Balance Sheet”) and the related unaudited statement of operations, statement of stockholders’ equity and statement of cash flows for the fiscal year then ended, including any notes thereto;
(ii)the audited balance sheet of the Company as of December 31, 2020 and 2019 and the related audited statements of operations, statements of stockholders’ equity and statements of cash flows for the fiscal years then ended, including any notes thereto; and

(iii)the unaudited balance sheet of the Company as of February 28, 2022 and the related unaudited statement of operations, statement of stockholders’ equity and statement of cash flows for the two (2)-month period then ended, including any notes thereto.
(b)Each of the foregoing Financial Statements (i) is accurate and complete in all material respects, was prepared consistent with the books and records of the Company and fairly presents in all material respects the financial condition as of the date thereof and operating results, stockholders’ equity and cash flows for the periods shown therein, of the Company and (ii) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of this clause (ii) as it applies to the unaudited Financial Statements to normal year-end adjustments that are neither individually, nor in the aggregate, material in amount and the absence of footnote disclosures.
(c)The Company maintains systems of internal accounting controls over financial reporting sufficient to provide reasonable assurances that transactions are recorded in conformity with GAAP. There are not significant deficiencies or material weaknesses in the design or operation of the systems of internal accounting controls over financial reporting of the Company.
(d)All of the accounts and notes receivable of the Company are valid and enforceable claims, were generated in the ordinary course of business, represent bona fide obligations for the provision of goods and services and are subject to no material set-off or counterclaim. Since the date of the most recent Audited Financial Statements, the Company has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections.
(e)All accounts payable of the Company reflected in the Latest Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid, are not yet due and payable or are being contested in good faith.
Section 1.6No Undisclosed Liabilities. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company has no Liabilities, except (a) as and to the extent specifically and adequately reflected or reserved against on the Latest Balance Sheet (and that have not been discharged or paid in full since such date); (b) for those incurred since the date of the Latest Balance Sheet in the ordinary course of business; (c) for those that have been or will be discharged or paid in full prior to the Closing Date; (d) for Liabilities incurred pursuant to this Agreement; and (e) those that, in the aggregate, do not exceed $25,000. None of the liabilities described in clauses (a) - (e) above relates to or has arisen out of a breach of contract, breach of warranty, tort, infringement, violation of Law or the like by or against the Company or any litigation, Proceeding or Judgment involving the Company.
Section 1.7Absence of Certain Changes and Events. Since December 31, 2021, (a) the Company has conducted its business only in the ordinary course of business, (b) there has not been any Material Adverse Effect and (c) except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has not, and has not taken any action to:
(i)amend its Governing Documents;
(ii)issue, sell or pledge any equity interests of the Company or securities convertible into or exchangeable for any such equity interests, or any options, warrants or rights to acquire any such equity interests or other convertible securities;
(iii)effect any recapitalization, reclassification, equity interest split, combination or like change in the capitalization of the Company, or amend the terms of any outstanding equity interests, or any options, warrants or rights to acquire any such equity interests or other convertible securities of the Company;

(iv)purchase, redeem or otherwise acquire any outstanding equity interests, options, warrants, convertible or exchangeable securities or any other securities of, or other ownership interests in, the Company;
(v)declare, set aside or pay any dividend or other distribution in respect of its equity interests;
(vi)(A) enter into, amend or modify any employment agreement, (B) made any change in employment terms for any of its managers, officers or employees, or (C) made or granted any bonus or any wage, salary or compensation increase to any officer, employee, partner or sales representative, group of employees or consultants or made or granted any material increase in any employee benefit plan, program, policy or arrangement, or materially amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by applicable Law;
(vii)enter into any Contract or other agreement with any labor union;
(viii)adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(ix)make any change in its accounting methods, principles or practices;
(x)make any loans or advances of money to or investments in any Person, except for advances to employees or officers of the Company for expenses incurred in the ordinary course of business;
(xi)make any commitment to pay severance to any of its directors, officers, employees or consultants;
(xii)make any capital expenditures in excess of $20,000 in any one case or $100,000 in the aggregate;
(xiii)incur any Indebtedness (other than indebtedness that will be Closing Indebtedness at the time of Closing);
(xiv)make any acquisition of all or any material part of the assets, properties, capital stock or business of any other Person;
(xv)suffer any material damage, distribution or loss (whether or not covered by insurance) to any of its assets;
(xvi)make any sale, transfer, lease, pledge, creation of any Encumbrance upon, license, assignment or other disposal of any of its material assets (other than Company Products or licensed on a non-exclusive basis in the ordinary course of business);
(xvii)make any Tax election or change of any Tax election, settlement or compromise of any Tax liability, change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settlement of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, for any Tax period or portion thereof beginning on or after the Closing Date;
(xviii)settle, waive, discharge, release or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) exceeding $10,000 individually or $50,000 in the aggregate;

(xix)conduct its cash management customs and practices other than in the ordinary course of business (including with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally);
(xx)accelerated collection of, or discounted, accounts receivable or taken any action or failed to take any commercially reasonable action, in each case outside the ordinary course of business, that has had, or could reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to customers or others that would otherwise reasonably be expected to occur after the Closing;
(xxi)terminate, amend, restate, supplement or waive any rights under any Material Contract;
(xxii)purchase, sell, assign, transfer, license, lease, abandon or otherwise dispose of any material Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business;
(xxiii)received notice of any third-party claims; or
(xxiv)agree in writing to take any of the foregoing actions.
Section 1.8Tangible Personal Property. The Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its property and assets (whether real, personal, tangible or intangible), free and clear of all Encumbrances, except as set forth in Section 3.8 of the Company Disclosure Schedule. The properties and assets of the Company, whether owned or leased, constitute all of the assets, properties and rights which are used or useful in the operations of the Company and that are necessary or required for the conduct of the business of the Company as currently conducted.  The buildings, structures, equipment and other assets of the Company, whether owned or leased, are adequate for the uses for which they are intended, are not in need of maintenance or repair (other than for ordinary and routine items), are structurally sound and in good operating condition and repair (normal wear and tear excepted) and are free of defects that would adversely impact the continued use thereof by the Company immediately following the Closing Date in the conduct of normal operations.
Section 1.9Real Property. The Company does not own any real property. Section 3.9 of the Company Disclosure Schedule sets forth an accurate and complete description (of all real property that is leased, subleased, licensed, occupied or used by the Company (the “Leased Real Property”), which description includes, without limitation, a list of each lease, sublease, license or other contract under which any parcel of real property is leased, subleased, licensed, occupied or used by the Company (each being referred to in this Section 3.9 as a “Lease”), as well as each such property’s street address, the date and term of the applicable Lease, the name of the parties thereto and the aggregate annual rent or other material consideration payable thereunder. The Company has made available to Purchaser complete copies of the Leases in effect as of the date hereof and there has not been any amendment, sublease, sublicense or assignment entered into by the Company in respect of the Leases relating to such Leased Real Property. The Company is not in breach or default of any material provision of any Lease except for such breaches or defaults as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect, and the Company has no knowledge of any breach or default of any material provision of any Lease by any other party thereto. No party to any Lease has exercised any termination rights with respect thereto. The Company is not a party to, nor has any Liability under, any lease, sublease, license or other occupancy agreement other than the leases identified in Section 3.9 of the Company Disclosure Schedule. Other than the Leased Real Property, the Company does not have any other direct or indirect interest in real property, whether owned, leased or otherwise, and the Leased Real Property comprises all the real property necessary for the Company to properly operate its business in accordance with past practice. The Company currently occupies all of the Leased Real Property leased, subleased or occupied pursuant to the Leases and there are no other parties occupying or with a right to occupy such Leased Real Property. There are no unpaid commissions due to or payable by the Company to any other third party arising pursuant to Contracts (including Leases) entered into prior to the Closing and becoming due after the Closing Date related to the Leased Real Property.
Section 1.10Intellectual Property.
(a)The Company owns, or possesses sufficient and enforceable legal rights allowing it to use, all Company Intellectual Property in the conduct of its business as now conducted and as presently proposed by the Company to be conducted in a manner that would not conflict with or Infringe the rights of others. The Company is the owner of each item of Company Owned IP (including all Company Registered IP and all material unregistered Trademarks listed in Section 3.10(a) of the Company Disclosure Schedule) free and clear of all Encumbrances, restrictions, licenses or encumbrances, other than non-exclusive licenses of Company Owned IP granted to the Company’s clients in the ordinary course of business. The Company has the right to bring a claim or suit against a third party for past, present or future Infringement of Company Owned IP and to retain for itself any damages recovered in any such action. To the Company’s Knowledge, no Person is Infringing any Company Owned IP.
(b)The Company has taken commercially reasonable steps to maintain its rights in Company Intellectual Property and in all registrations and applications for registration of Company Registered IP. The Company has taken commercially reasonable steps to protect the confidentiality of confidential information and Trade Secrets of the Company, and any third party that has provided any confidential information or Trade Secrets to the Company. Section 3.10(b) of the Company Disclosure Schedule lists (i) all Company Registered IP and all material unregistered Trademarks owned by the Company, (ii) any actions that must be taken by the Company within ninety (90) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates (excluding, however, any assignments), and (iii) any proceedings or actions pending, or to the Company’s Knowledge, threatened before any court, Governmental Authority, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or Infringement of any Company Registered IP. With respect to each item of Company Registered IP: (i) the registration, maintenance and renewal fees that have become due to date have been paid, and all necessary documents and certificates required to be filed with the relevant Patent, copyright, trademark or other authorities, Governmental Authorities, or registrars in the United States or foreign jurisdictions, as the case may be, to date for the purposes of maintaining Company Registered IP have been timely filed; (ii) each such item is currently in compliance in all material respects with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (iii) each such item is subsisting, and valid and enforceable; and (iv) each such item is not subject to any past due and unpaid maintenance fees. The Company has not misrepresented, or failed to disclose, any material facts or circumstances in connection with any Company Registered IP that would constitute fraud or a misrepresentation with respect to such registration or application or that would otherwise affect the enforceability of any Company Registered IP.
(c)Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, all Company Owned IP is fully transferable, alienable, and licensable to any Person whatsoever by the Company without restriction and without payment of any kind to any third party. Neither this Agreement nor the transactions contemplated by this Agreement will cause: (i) the Company to grant to any third party any right to or with respect to any Company Intellectual Property, (ii) the Company to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, (iii) the Company to lose any rights in or to any Company Intellectual Property, or (iv) the Company to be in violation of any contract provision (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual

Property of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.
(d)Section 3.10(d) of the Company Disclosure Schedule lists all Company Products by name or version number, as applicable, and identifies any third party Software (except for Shrink Wrap Code) that is included in Company Products. With respect to Company Products: (i) there are no unresolved defects, malfunctions or nonconformities that would reasonably be expected to prevent any Company Product from performing in all material respects in accordance with the applicable license agreement, (ii) there have been and are no claims asserted against the Company or any of its clients or distributors related thereto, nor to the Company’s Knowledge have there been any threats thereof; and (iii) the Company is not required to recall, or otherwise provide notices regarding the operation of, any Company Products. All Company Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product, or data or other software of users (collectively “Contaminants”). The Company has taken commercially reasonable steps to prevent the introduction of Contaminants into Company Products and Company Owned IP.
(e)Section 3.10(e) of the Company Disclosure Schedule lists all contracts, agreements and instruments under which a third party licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to the Company, excluding any non-disclosure agreements entered into in the ordinary course of business and licenses for Shrink Wrap Code, for Open Source Software, and for a client’s Intellectual Property solely to enable the Company to provide Company Products to such client. The Company has complied in all material respects with all such licenses governing third party Intellectual Property. Other than Intellectual Property licensed to the Company under the licenses set forth in Section 3.10(e) of the Company Disclosure Schedule and Intellectual Property explicitly excluded from the disclosure requirement for Section 3.10(e) of the Company Disclosure Schedule, no third party Intellectual Property is used in or necessary for the conduct of the business of the Company as it currently is conducted or as currently proposed to be conducted, including the design, development, manufacture, use, hosting, marketing, import for resale, distribution, provisioning, licensing out and/or sale of all Company Products.
(f)The operation of the business of the Company as it has been conducted since January 1, 2016 and as currently conducted, and the use, hosting, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, distribution and licensing out of any Company Product has not and, does not Infringe any valid Intellectual Property of any Person. Since January 1, 2016, the Company has not Infringed nor received any written notice asserting that the Company has Infringed or, by conducting its business would Infringe, any Intellectual Property rights of any other Person. Since January 1, 2016, the Company has not received any written notice from any Person directing the Company to review or consider the applicability of such Person’s Intellectual Property to the Company’s business and/or Company Intellectual Property or claiming that the operation of the Company’s business or any act, product, technology or service of the Company Infringes any valid Intellectual Property rights of any Person (including any demand or request that the Company license any rights from a third party). There are no pending or, to the Company’s Knowledge, threatened claims for which the Company must provide an indemnification or assume any other obligation for any actual or alleged Infringement by the Company.
(g)The Company has obtained and possesses valid and enforceable licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.
(h)It has not been necessary to use any inventions of any of the Company’s employees, consultants or independent contractor (or Persons it currently intends to hire) made prior to their employment or engagement, as applicable, by the Company.

(i)Each current and former employee, consultant and independent contractor of the Company has assigned to the Company all Intellectual Property he, she or it developed for or on behalf of the Company that are related to the Company’s business as now conducted and as presently proposed to be conducted. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions for consultants or independent contractors (the “Consultant Proprietary Information Agreement”; and collectively with the Employee Proprietary Information Agreements, the “Proprietary Information Agreements”) have been made available to Purchaser. Each (i) current and former employee of the Company, (ii) current and former consultant or independent contractor of the Company, and (iii) individual who has been involved in the creation, invention or development of Company Intellectual Property or Company Products for or on behalf of the Company (each, a “Contributor”), has executed and delivered, and to the Company’s Knowledge, is in compliance with, the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement or a similar agreement that does not deviate in any material respect from such standard forms regarding the Intellectual Property. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to Company Products or Company Owned IP, nor has any current or former employee, consultant or independent contractor made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion.
(j)No third party that has licensed (including by means of covenant not to sue) or provided any material Intellectual Property to the Company thereof has retained ownership of or license rights under any such Intellectual Property in any modifications, improvements or derivative works made solely by the Company.
(k)No Company Owned IP is subject to any Judgment, any proceeding in which a Judgment is sought, or any agreement, that does or would in any manner restrict, condition and/or materially affect the validity or enforceability thereof, or the use, transfer or licensing thereof by the Company.
(l)No funding, facilities or resources of any government, university, college, other educational institution, or international organization or research center was used in the development of Company Products or Company Owned IP. The Company is not nor ever was a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Owned IP.
(m)Section 3.10(m) of the Company Disclosure Schedule lists all Open Source Software that has been incorporated into, integrated with, combined with or linked to any Company Product or Company Owned IP, or from which any Company Product or Company Owned IP was derived, and indicates whether (and, if so, how) the Open Source Software was modified and/or distributed out by the Company. The Company has not used Open Source Software in any manner that would, with respect to any Company Product or any Company Owned IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create obligations for the Company with respect to Company Owned IP or grant to any third party, any rights or immunities under Company Owned IP or (v) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.
(n)Except as set forth in Section 3.10(n) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any other Person acting on its behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product or Company Owned IP, except for disclosures to Contributors under binding written agreements that prohibit use or disclosure except in the performance of services to the Company.
(o)None of the Company Stockholders or any of their Affiliates owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to Company Products or Company Owned IP.
Section 1.11Contracts.
(a)Section 3.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each of the following Contracts to which the Company is a party (the Contracts listed in Section 3.11(a) of the Company Disclosure Schedule, or that are required to be listed therein but are not, are referred to in this Agreement as the “Material Contracts”), which are:
(i)any Contract involving annual payments on the part of the Company in excess of $50,000 which is not terminable by the Company on ninety (90) days’ notice or less without premium or penalty;
(ii)any Contract relating to the ownership of any interest in any Person, any joint venture, strategic partnership, partnership or other similar agreement, or any Contract that involves the payment of royalties to any other Person;
(iii)all Contracts under which the Company has created, incurred, assumed or guaranteed any Indebtedness or granted an Encumbrance (other than a Permitted Encumbrance) on any asset owned or used by the Company;
(iv)any Contract for any capital expenditures (or series of related capital expenditures), involving more than $20,000, individually, or $100,000 in the aggregate;
(v)each Contract relating to the acquisition or disposition of any business or any Contract that provides for the sale of any asset owned or used by the Company (other than Company Products sold or licensed on a non-exclusive basis in the ordinary course of business) or the grant of any preferential rights to purchase any asset owned or used by the Company;
(vi)any sales, service, reseller or distribution Contracts and any Contract relating to the promotion, advertising and marketing of the business or products and the various services provided by the Company in connection therewith;
(vii)all personal property leases and all capitalized leases;
(viii)all real property leases;
(ix)any Contract under which (A) the Company has granted or received a license or sublicense to any Intellectual Property or (B) the Company’s ability to use, disclose, license or enforce, or grant an exclusive right to, any Intellectual Property is affected, in each case other than Shrink Wrap Code;
(x)any Contract or consent order with any Governmental Authority, including any settlement, conciliation or similar agreement with any Governmental Authority;
(xi)any pension, profit sharing, retirement, bonus, incentive, option, phantom stock, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees, independent contractors or consultants or any other employee benefit plan, arrangement or practice, whether formal or informal;
(xii)any collective bargaining agreement or any other contract or memorandum of understanding with any labor union or other labor organization or any severance agreements, programs, policies or arrangements;
(xiii)any Contract (A) for the employment of any officer, individual employee or other person on a full-time, part-time, or other basis (excluding any standard employee offer letter of the Company for any employee with annual compensation of less than $100,000), (B) providing for the payment of any change of control, retention or other similar payment, or (C) relating to loans to any employees, officers, managers, directors or Affiliates or any other Person;
(xiv)any Contract with any Person related to the employment of consultants, third party contractors or temporary employees;
(xv)any non-disclosure, non-compete, non-solicitation or confidentiality agreements or agreements regarding ownership and rights with regard to work produced by employees, officers, managers, directors, contractors or consultants (other than the Company’ standard confidentiality and invention assignment agreement entered into with its employees);
(xvi)any Contract with any Major Stockholder or any of their Affiliates or with any other provider or recipient of administrative or management services;
(xvii)any Contract providing for warranty or indemnity terms obligating the Company with respect to its services or its business (other than indemnification provisions in standard commercial contracts entered into in the ordinary course of business);
(xviii)any power of attorney or other similar agreement or grant of agency;
(xix)any Contract prohibiting the Company from freely engaging in any business or competing anywhere in the world or providing for exclusivity to any customer or in any business line, geographic area or otherwise;
(xx)any Contract containing any requirements supply or exclusivity provision or “take or pay” provision or any “most-favored nation”, “most favored pricing” or similar clause in favor of any Person;
(xxi)any Contract resolving any conflict involving the Company with obligations that will continue beyond Closing;
(xxii)any Contract granting any rights of first refusal, rights of first negotiation or similar rights to any Person;
(xxiii)any Contract with any payroll or human resources companies; and
(xxiv)any other Contract which is material to the Company’s operations or business, whether or not in the ordinary course of business.
(b)The Company has made available to Purchaser a complete copy of each Material Contract that has been reduced to writing and a written description of any oral Material Contract. With respect to each such Material Contract, neither the Company nor, to the Company’s Knowledge, any other party to the Material Contract is in breach or default of any material provision of any Material Contract. The Company has not provided or received any written, or to the Company’s Knowledge oral notice, of any intention to terminate any Material Contract, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder. Each Material Contract is enforceable as to the Company and, to the Company’s Knowledge, as to each other party, in accordance with its terms except to the extent it has previously expired in accordance with its terms and subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.
Section 1.12Governmental Authorizations. Section 3.12 of the Company Disclosure Schedule sets forth a true and complete list of all Governmental Authorizations necessary for the ownership, use, occupancy or operation of the assets and properties of the Company and the conduct and operation of the Company’s business. The Company has obtained and held, and since January 1, 2017 has held and maintained, all Governmental Authorizations necessary to own, use and occupy, as applicable, its assets, and operate its business, in material compliance with Laws and (a) each such Governmental Authorization is valid and in full force and effect, (b) the Company is in material compliance with the terms and requirements of each such Governmental Authorization, and (c) there are no pending or, to the Knowledge of the Company, threatened Proceedings that would reasonably be expected to result in the revocation or termination of any such Governmental Authorization held by the Company, and the Company has not received, at any time since January 1, 2017, any written notice from any Governmental Authority regarding any actual or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or any actual or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization. None of such Governmental Authorizations will expire or terminate as a result of the consummation of the transactions contemplated by this Agreement.
Section 1.13Compliance with Laws.
(a)The Company is currently, and has been since January 1, 2017, in compliance in all material respects with all applicable Laws. The Company has not received any written notice, report or other information regarding any violation of, or any Liability or investigatory obligation under, any applicable Law, or any other notice of any completed, pending or potential investigation by any Governmental Authority in the past five (5) years.
(b)Except as would not reasonably be likely to be, either individually or in the aggregate, material to the Company, the Company has since January 1, 2017, (i) complied with and is not in default or violation under any applicable Laws or binding policy and/or guideline of any Governmental Authority applicable to the Company or the products or services provided by the Company, including but not limited to the FFIEC and any federal or state bank regulatory authority.
(c)The Company has, since January 1, 2017, complied with and is not in default or violation under the Payment Card Industry Data Security Standard (PCI-DSS) issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.
Section 1.14Tax Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule:
(a)Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, the Company has timely filed all Tax Returns which are required to be filed by the Company. All Taxes due and owing by the Company (whether or not shown as due on any Tax Return) have been timely and fully paid to the appropriate Governmental Authorities or properly accrued. All such Tax Returns are true, correct and complete in all material respects and have been prepared in compliance with applicable Law in all material respects. The Company has not requested or been granted any extension of time within which to file any Tax Return that has not yet been filed. All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and fully paid or properly accrued and all information returns

(including, for the avoidance of doubt, Forms W-2 and Forms 1099) and other material documents required with respect to such withholding and remittances have been properly and timely filed and maintained.
(b)The unpaid Taxes of the Company (i) did not as of the date of the Latest Balance Sheet exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the close of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
(c)No deficiency or proposed adjustment, which has not been paid or resolved for any amount of Tax, has been asserted or assessed by any Governmental Authority against the Company. The Company has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Authority, which extension is still in effect. There are no ongoing Tax audits against the Company by any Governmental Authority nor has the Company received any notice from any Governmental Authority that it intends to conduct such a Tax audit. The Company is not a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement.
(d)There are no Encumbrances on the assets of the Company relating to or attributable to Taxes, other than Encumbrances for Taxes not yet due and payable.
(e)The Company has never been a member of an affiliated, consolidated, combined, unitary or similar group of corporations or included in a combined, consolidated or unitary Tax Return. The Company does not have any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of federal, state, local or non-U.S. Tax Law), as a transferee or successor, by contract, or otherwise.
(f)The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) (or any corresponding or similar provision of state, local, or non-U.S. Law).
(g)The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.
(h)No claim has ever been made to the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction.
(i)The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(j)The Company has not participated in or been a party to any transaction that is or would be part of any “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b).
(k)The Company has not distributed stock of any Person, or has had its stock distributed by any Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(l)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in a method of accounting for a Pre-Closing Tax Period, including, without limitation, through the application of Section 481(a) or Section 263A of the Code (or any corresponding or similar provisions of state, local, or non-U.S. Law), (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) “closing agreement” pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) entered into prior to the Closing or any similar agreement that could have a continuing effect with respect to any Post-Closing Tax Period, (iv) installment sale or “open transaction” disposition made on or prior to the Closing, (v) deferred revenue or prepaid amount received on or prior to the Closing, (vi) “deferred intercompany gain” or “excess loss account” described in Treasury Regulations under Section 1502 of the Code (or corresponding or similar provision of state, local, or non-U.S. Law), or (vii) any similar election, action or agreement that would have the effect of deferring any liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.
(m)The Company has never requested or received a private letter ruling or other similar ruling from any Governmental Authority. The Company has not filed, nor does the Company have any present intent to file, any ruling requests with any taxing authority, including any request to change any accounting method.
(n)All related party transactions involving the Company have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, or non-U.S. Law) and the Company has maintained documentation in connection with such related party transactions in accordance with Section 482 of the Code (and any corresponding or similar provision of state, local, or non-U.S. Law). The Company is not a party to any cost-sharing agreement or similar arrangement.
(o)There is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits or similar items under Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.
(p)The Company has not made an election to defer any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes pursuant to the CARES Act, or any similar election under any applicable Law.
(q)The Company is (and always has been) taxable as a C corporation for U.S. federal income Tax purposes and has comparable status under the applicable Laws of any state or local jurisdiction in which it is required to file any Tax Return.
(r)Each person providing services to the Company has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes and with respect to all Company Plans.
(s)The Company has not been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Section 1.15Employee Benefit Matters. Except as set forth in Section 3.15 of the Company Disclosure Schedule:
(a)Section 3.15(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Plans. To the extent applicable, the Company has made available to Purchaser a complete copy of (i) each Company Plan that has been reduced to writing and a written summary of each Company Plan that has not been reduced to writing, (ii) each summary plan description and summary of material modification, (iii) the Form 5500 filed in each of the most recent three plan years with respect to the Company Plan, including all schedules thereto, financial statements and the opinions of independent accountants, (iv) the Form 1094 and Forms 1095 filed in each of the most recent three years, (v) with respect to each Company Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”), the most recent determination letter issued by the IRS for each such Company Plan or upon which such Company Plan relies upon, and (vi) any material correspondence with any Governmental Authority.
(b)The Company has performed all of its obligations under each Company Plan, and each Company Plan has been maintained and administered, in accordance with the terms of such Company Plan and in compliance with the currently applicable provisions of ERISA, the Code and any other applicable law, in all material respects. Each Qualified Plan has received or appropriately relies upon a current favorable determination, advisory or opinion letter from the IRS that it is qualified under Section 401(a) of the Code, and to the Company’s Knowledge, no event or circumstance exists which could reasonably be expected to result in the loss of the qualified status of such Qualified Plan. With respect to each Company Plan that is a “group health plan” within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Company has complied in all material respects with the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), with respect to their employees (and their eligible dependents), as well as the requirements of the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations promulgated thereunder, and the Patient Protection and Affordable Care Act of 2010, and the rules and regulations promulgated thereunder. No event or circumstance exists which could reasonably be expected to result in a tax, penalty or other Liability under Code Sections 4980B, 4980D, 4980G, 4980H, or 5000. All contributions and other payments required to be made to each Company Plan with respect to any period ending before, at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in the Financial Statements to the extent required.
(c)The Company does not maintain nor is obligated to provide benefits under, or has any Liability with respect to, any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under COBRA or any similar state Law.
(d)The Company has never sponsored nor had any Liability under or with respect to: (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that was subject to Title IV of ERISA or Section 412 of the Code; (ii) Sections 302 or 303 of ERISA; (iii) Sections 430 or 4971 of the Code; (iv) any “multiemployer plan”, as that term is defined in Section 4001 of ERISA; or (v) any “multiple employer plan” within the meaning of Code Section 413. No Company Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e)There are no pending, or, to the Company’s Knowledge, threatened claims against, by or on behalf of, the Company Plan, or by any Person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries, which are being adjudicated in accordance with the applicable Company Plan and applicable Law.
(f)Except as contemplated in this Agreement, each Company Plan can be terminated without payment of any additional contribution or amount and, except for any vesting of benefits of a Qualified Plan, without the vesting or acceleration of any benefits promised by such Company Plan.
(g)No Company Plan, or, to the Company’s Knowledge, any trustee, administrator, employee or “fiduciary” thereof has engaged in any breach of fiduciary duty or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could reasonably be expected to subject any such Company Plan, trustee, administrator, employee or fiduciary thereof, or any party dealing with any such Company Plan, to a material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA, or other Liability.

(h)Each Company Plan that is a “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has been in compliance in all material respects with Section 409A of the Code to the extent required by applicable guidance, and there is no obligation to indemnify any individual for any taxes imposed under Section 409A of the Code.
(i)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any person, including any current or former officer, partner, contractor or employee of the Company, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Company Plan, or (iv) result in any excise tax under Section 4999 of the Code or any loss of deduction under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) (or any corresponding provision of state, local or non-U.S. Tax Law) with respect to payments or benefits under any Company Plan. No Company Plan or employment arrangement provides for the gross-up of any Taxes imposed by Section 4999 of the Code.
Section 1.16Employment and Labor Matters. Except as set forth in Section 3.16 of the Company Disclosure Schedule:
(a)The Company is not a party to or bound by any collective bargaining agreement and, to the Company’s Knowledge, no petition has been filed or Proceedings instituted by any employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative. To the Company’s Knowledge, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company. There is no labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to the Company’s Knowledge, threatened between the Company, on the one hand, and any of its employees, on the other hand, except for such disputes with individual employees arising in the ordinary course of business.
(b)The Company is in material compliance with all applicable Laws pertaining to the employment of their employees, including all such Laws relating to immigration, health and safety, fair employment practices, equal employment opportunities, prohibited discrimination, wage and hour law, classification of employees as exempt, non-exempt and/or independent contractors and other similar employment activities. There are no complaints, charges or claims against the Company filed, or to the Company’s Knowledge, threatened to be filed, with any Governmental Authority or otherwise based on, arising out of, in connection with or otherwise relating to the employment, termination of employment of, failure to employ, failure to pay or classify an employee properly or any other employment action taken in relation to any individual and, since January 1, 2017, no such complaints, charges or claims have been brought or filed against the Company.
Section 1.17Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule:
(a)The Company is in material compliance with applicable Environmental Laws.
(b)Since January 1, 2017, the Company has not received any written notice or claim stating that the conduct of its business or the condition of any of the Leased Real Property is currently in violation of any Environmental Law.
(c)Since January 1, 2017, the Company has not received any written notice or claim to the effect that it is or may be liable to any Person (including any Governmental Authority) as a result of the Release of a Hazardous Material.
(d)No Proceeding is pending or, to the Company’s Knowledge, threatened against the Company that alleges a violation by the Company of any applicable Environmental Laws.

(e)To the Company’s Knowledge: (i) there is and has been no Release of Hazardous Materials nor any clean-up or corrective action of any kind relating thereto on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or at any other location with respect to which the Company may be liable; (ii) no underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property on which the Company operates or has operated; and (iii) the Company is not liable for any Release of or contamination by Hazardous Materials or otherwise under any Environmental Law. There is no pending Proceeding or, to the Company’s Knowledge, any threatened action or investigation by any Governmental Authority with respect to the Company relating to Hazardous Materials or otherwise under any Environmental Law.
Section 1.18Data Security and Privacy.
(a)The information technology systems used by and on behalf of the Company are sufficient for the conduct of its business as currently conducted by the Company.
(b)Since January 1, 2017, the Company has implemented and maintained a comprehensive information security program consisting of commercially reasonable administrative, technical and physical measures to (i) protect and maintain the security, operation and integrity of Company Information and Information Systems in a manner consistent with applicable industry standard practices; (ii) protect against any anticipated threats or hazards to the security, confidentiality or integrity of Company Information and Information Systems; and (iii) detect and remediate Information Security Incidents.
(c)Since January 1, 2017, the Company has implemented and maintained commercially reasonable administrative, technical and physical measures to monitor for, detect and remediate malware, security vulnerabilities and security control deficiencies on Information Systems in a timely manner and in accordance with industry standard practices, which has included, without limitation, (i) installing, running and maintaining anti-malware software and other security tools on all Information Systems designed to detect and block malware; (ii) conducting penetration testing of all public-facing or critical Information Systems used to operate the Company’s services on at least an annual basis and in accordance with an industry standard methodology, (iii) conducting vulnerability scanning on all Information Systems at least a quarterly basis and in accordance with industry standard practices, and (iv) implementing policies, procedures and technical measures to routinely identify and install software security patches and security updates on all Information Systems to ensure the timely remediation of material, critical or high-risk security vulnerabilities in accordance with industry standard practices. The Company has fully remediated any and all material, critical or high-risk security vulnerabilities on Information Systems for which the Company has or should reasonably have become aware of in the past five (5) years. Since January 1, 2017, there have been no unauthorized intrusions or breaches of the security of Information Systems.
(d)Since January 1, 2017, there has been no Information Security Incident involving (i) Company Information or Information Systems in the possession, custody or control of the Company, or (ii) to the Company’s Knowledge, Company Information or Information Systems maintained by a third party for or on behalf of the Company. The Company contractually requires all third parties, including vendors, Affiliates and other Persons providing services to the Company that have access to or receive Company Information from or on behalf of the Company, to comply with all applicable Privacy Laws and use, disclose, retain, protect or otherwise process Personal Information in a manner consistent with Privacy Commitments, and to take commercially reasonable steps to ensure that all Company Information in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.
(e)The Company is currently, and has been since January 1, 2017, in compliance in all material respects with (A) all applicable laws and U.S. and non-U.S. rules and regulations pertaining to (i) data security, cybersecurity, and ecommerce, including, in each case, the rules implemented thereunder, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Information (referred to collectively in this Agreement as “Data Activities”); and (i) and (ii) together referred to as “Privacy Laws”) and (B) all contracts, agreements or instruments (or portions thereof) to which the Company is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). The Company has delivered to Purchaser accurate and complete copies of all of the Privacy Agreements.
(f)The Company has implemented written policies relating to Data Activities, including a publicly posted privacy policy and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). The Company has made available a true, correct, and complete copy of each Privacy and Data Security Policy of the Company. The Company is currently, and has been since January 1, 2017, in compliance in all material respects with the Privacy and Data Security Policies in effect. Since January 1, 2017, the Company has made all necessary disclosures to users or clients required by applicable law, and none of such disclosures made or contained in any such Privacy and Data Security Policies has been inaccurate, misleading or deceptive or in violation of any applicable law. Since January 1, 2017, the Company has provided notifications to, and has obtained consent from, Persons regarding its Data Activities. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies, or any applicable Privacy Laws in any material respect.
(g)There is no pending, nor has there been since January 1, 2017 any, complaint, audit, proceeding, investigation, or claim against the Company initiated by (i) any Person or entity; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Authority; or (iv) any regulatory or self-regulatory entity alleging that any Data Activity of the Company: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, misleading or abusive trade practice.
(h)The Company has taken commercially reasonable steps (including implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Information and Client Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. Since January 1, 2017, there has been no unauthorized access, use, or disclosure of Personal Information or Client Data in the possession or control of the Company or to the Company’s Knowledge, any of its contractors with regard to any Personal Information or Client Data obtained from or on behalf of the Company, nor has there been any unauthorized intrusions or breaches of security into any Information Systems. The Company contractually requires all third parties, including vendors, affiliates, and other persons providing services to the Company that have access to or receive Personal Information or Client Data from or on behalf of the Company to comply with all applicable Privacy Laws, and to take commercially reasonable steps to ensure that all Personal Information and Client Data of the Company in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. Since January 1, 2017, the Company has implemented and maintained, consistent with its contractual and other obligations to other Persons, commercially reasonable security and other measures necessary to protect all computers, networks, software and systems owned or controlled by the Company and used in connection with the operation of the Company business (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse. Since January 1, 2017, there have been no unauthorized intrusions or breaches of the security of the Company’s Information Systems.
(i)Since January 1, 2017, the Company has not received any notice from any customer that the results of an audit or inspection of the Company by customer or its representatives has identified critical or high risk findings with respect to the Company’s IT program, compliance with customer agreements, or applicable Law. To the Company’s Knowledge, no Person or Government Authority has made any written claim or commenced any legal or regulatory action, lawsuit, investigation or other Proceedings against the Company with respect to any Information Security Incident or actual or alleged violation of a Privacy Requirement. Since January 1, 2017, the Company has not received any notice from any customer that the results of an audit or inspection of the Company by customer or its Representatives has identified critical or high risk findings with respect to the Company’s Information Systems, compliance with customer agreements, or compliance with applicable Law or Privacy Requirements. To the Company’s Knowledge, there are no unresolved material findings from any customer audit.
Section 1.19Compliance with Anti-Bribery and Corrupt Practice Laws.
(a)Neither the Company nor any of its officers or employees are subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding or other similar written agreement with, any regulatory agency or other Governmental Authority or has been since January 1, 2017, ordered to pay any civil money penalty by any regulatory agency or other Governmental Authority. Since January 1, 2017, the Company has not adopted any policies, procedures or board resolutions at the request of any regulatory agency or other Governmental Authority that (i) materially restricts the conduct of its business or that in any material manner relates to its ability to pay dividends, its risk management policies, its management or its business or (ii) would prevent or materially impair the ability of Purchaser or its Affiliates to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its officers or employees has been advised in writing, or, to the Knowledge of the Company, orally, since January 1, 2017, by any regulatory agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such regulatory agreement.
(b)Neither the Company nor any of the Company’s directors, officers, employees, Representatives or agents acting on behalf of the Company (i) has violated, has caused other Persons to be in violation of or is currently violating, the Foreign Corrupt Practices Act or any other trade laws; (ii) has directly or indirectly (through other Persons) paid, provided, promised, offered, or authorized the unlawful payment or provision of money, a financial advantage, favor, or anything else of value to a governmental official or any other Person for purposes of obtaining, retaining, or directing permits, licenses, favorable tax or duty decisions, court decisions, special concessions, contracts, business, or any other improper advantage; (iii) has otherwise offered, promised, authorized, provided, or incurred any bribe, kickback or other unlawful payment, expense, contribution, gift, gratuity, favor, entertainment, travel or other benefit or advantage to or for the benefit of any governmental official or other Person whether in the public or private sector; (iv) has solicited, accepted, or received any bribe, kickback or other unlawful payment, expense, contribution, gift, gratuity, favor, entertainment, travel or similar benefit from any Person; (v) has established or maintained any slush fund or other unlawful, unrecorded, or off-the-books fund or account; (vi) has inserted, concealed, or misrepresented illegal, fraudulent, false, or improper payments, expenses, or other entries in the books and records of the Company; (vii) is a governmental official or has immediate family members who are government officials; (viii) has laundered, concealed, or disguised the existence, illegal origins, and/or illegal application of, criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets; or (ix) has used or dealt with funds or proceeds derived from illegal activities such as corruption, fraud, embezzlement, drug trafficking, arms smuggling, organized crime, or terrorism, including to finance any such illegal activities.
Section 1.20Legal Proceedings. Except as set forth in Section 3.20 of the Company Disclosure Schedule, there is not now, nor has there been since January 1, 2017, any Proceeding or Judgment pending or, to the Knowledge of the Company, threatened against the Company or relating to its business or assets (or pending or, to the Knowledge of the Company, threatened against any of the officers, directors, or key employees of the Company), or to which the Company is otherwise a party, before any Governmental Authority. The Company is not subject to, and its business and assets are not bound by, any Judgment or decree of any Governmental Authority. The Company is not engaged in any legal action to recover monies due it or for damages sustained by it.
Section 1.21Affiliate Transaction. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no executive officer, director or Major Stockholder: (a) owns or possesses the right to acquire any material property or right, whether tangible or intangible, which is used by or useful in the business and operations of the Company; (b) has any claim or cause of action against the Company; (c) owes any money to the Company or is owed any money from the Company; (d) is a party to any Contract with the Company; (e) provides services or resources to the Company or receives services or resources provided by the Company; (f) has an interest, directly or indirectly, in any vendor, supplier, distributor, customer or other business relationship of the Company; or (g) has an interest, directly or indirectly, in any business (regardless of form or structure), which is in competition with the Company. Section 3.21 of the Company Disclosure Schedule sets forth every material business relationship (other than normal employment relationships) between the Company, on the one hand, and any of the Company’s executive officers, directors, Major Stockholders or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand.
Section 1.22Customers and Suppliers.
(a)Section 3.22(a) of the Company Disclosure Schedule sets forth the Company’s ten largest customers, by dollar volume, during the period beginning January 1, 2021 and ending on December 31, 2021 (each a “Material Customer”) and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such period. The Company is not engaged in any material dispute with any Material Customer. No Material Customer has (i) notified or, to the Company’s Knowledge, indicated to the Company that it intends to terminate or materially reduce its purchases from the Company, (ii) cancelled or otherwise terminated its relationship with the Company, or (iii) materially decreased or threatened to materially decrease its purchases from the Company.
(b)Section 3.22(b) of the Company Disclosure Schedule sets forth the Company’s ten largest vendors, by dollar volume, during the period beginning January 1, 2021 and ending on December 31, 2021 (each a “Material Supplier”) and sets forth opposite the name of each such vendor the dollar amount of purchases attributable to such vendor for such period. The Company is not engaged in any material dispute with any Material Supplier. No Material Supplier has (i) notified or, to the Company’s Knowledge, indicated to the Company that it intends to terminate or materially reduce its business relations with the Company, (ii) cancelled or otherwise terminated its relationship with the Company, (iii) materially decreased or threatened to materially decrease its supplies to, the Company, or (iv) materially increased or threatened to materially increase pricing terms with respect to goods or services sold to the Company.
Section 1.23Insurance. Section 3.23 of the Company Disclosure Schedule is a correct and complete list as of the date hereof, including policy number, coverage and amount insured, of all insurance policies for the benefit of the Company. True and complete copies of such insurance policies have been made available to Purchaser or its representatives. All premiums due on such policies have been paid and, to the Company’s Knowledge, there exists no breach by the insured under any such policy which gives the insurer the right thereunder to terminate such policy. As of the date hereof, the Company has not received any written notice of cancellation of or intent to cancel any of the policies or of increase or intent to increase the premiums for such policies or materially adversely amending any such policy or denying renewal of coverage thereunder.
Section 1.24Banks; Power of Attorney. Section 3.24 of the Company Disclosure Schedule sets forth a complete list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.24 of the Company Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company.
Section 1.25Brokers Fees. Except as set forth in Section 3.25 of the Company Disclosure Schedule, the Company has not incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement. All of the unpaid fees and expenses of any party listed on Section 3.25 of the Company Disclosure Schedule shall either be paid by the Company out of available Cash prior to Closing, included within the Transaction Expenses or otherwise paid after the Closing pursuant to an arrangement reasonably satisfactory to Purchaser.
Section 1.26COVID-19; CARES Act.
(a)Section 3.26 of the Company Disclosure Schedule sets forth all loans received by the Company, or for which the Company may have any potential liability, under the CARES Act (the “PPP Loans”), including the amount of each PPP Loan and the lender of each PPP Loan (the “PPP Lender”).
(b)The Company has (i) complied, in all material respects, with all applicable provisions of the Paycheck Protection Program (as defined in the CARES Act) in connection with the PPP Loans received by the Company, including the submission of applications therefor, and (ii) used all of the proceeds of the PPP Loans exclusively for CARES Forgivable Uses in the manner required under the CARES Act to obtain forgiveness of the largest possible amount of such PPP Loans and has kept written records of the foregoing.
(c)The Company has (i) submitted, in accordance with regulations implementing Section 1106 of the CARES Act, to the U.S. Small Business Administration and the PPP Lender true, correct and complete forgiveness applications with respect to the PPP Loans obtained by the Company, which applications accurately reflect the Company’s use of all PPP Loan proceeds received by it; (ii) maintained and submitted all records and supporting documentation required by applicable law to be maintained by, and submitted to, the PPP Lender in connection with the applications for forgiveness of the Company’s PPP Loans; (iii) received evidence that all PPP Loans have been forgiven in accordance with the terms of the CARES Act; and (iv) provided Purchaser with true, correct and complete copies of all documents relating to such PPP Loans, the Company’s applications therefor and applications for forgiveness, and evidence of the forgiveness of all such PPP Loans.
(d)The Company has not received notice from any Governmental Authority or PPP Lender that any PPP Loan is not forgivable or will not be forgiven, in whole or in part. The Company has no amounts outstanding under any PPP Loan and all such PPP Loans have been forgiven.
Section 1.27Warranty Obligations.
(a)Other than warranties included in the client contracts listed on Section 3.11(a)(vi) of the Company Disclosure Schedule (the “Warranty Obligations”), the Company has no warranties, guarantees and written warranty policies of the Company in respect of any of the Company’s products which are currently in effect. There are no pending or, to the Company’s Knowledge, threatened dispute regarding the Warranty Obligations. True, correct and complete copies of the Warranty Obligations have been delivered or made available by the Company to Purchaser prior to the execution of this Agreement. As of the date hereof, the Company has no Knowledge of any pending Warranty Obligation that remains to be provided or performed by the Company. There have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company is authorized to undertake any obligation to any customer of the Company or other Person in excess of such Warranty Obligations. The Company has not made any oral or written warranties, guarantees or indemnities with respect to the quality or absence of defects of the products which it has installed, assembled, constructed, designed, sold, distributed, leased, rented, delivered or otherwise provided or the services which it has performed, in each case, which are in force as of the date hereof, except for the Warranty Obligations.
Section 1.28Restrictions on Business Activities. There is no Contract or Judgment binding upon the Company that restricts or prohibits has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the business of the Company or, excluding restrictions on the use of third-party Intellectual Property contained in the applicable written license agreement therefor, limiting the freedom of the Company to (a) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (b) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.
Section 1.29Disclaimer of Other Representations and Warranties. The representations and warranties set forth in this Article 3 are the only representations and warranties made by Company with respect to the Company Stockholders, the Company Stock, the Company or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Article 3 (including the Company Disclosure Schedule), the Company Stockholders are consummating the Merger on an “as is” and “where is” and with all faults, and none of the Company Stockholders, the Company, any of their Affiliates, or any of their respective equity holders, directors, managers, officers, employees, agents or representatives make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Company Stockholders, the Company Stock, the Company or any other matter relating to the transactions contemplated by this Agreement, including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the business of the Company after the Effective Time in any manner or (c) the probable success or profitability of the business of the Company after the Effective Time.
Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGERSUB
Purchaser and MergerSub jointly and severally represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, as follows:
Section 1.1Organization and Good Standing. Each of Purchaser and MergerSub is duly organized, validly existing and in good standing under the Laws of the state of its incorporation/formation and has all requisite power and authority to conduct its business as presently conducted. Purchaser owns all of the issued and outstanding capital stock of MergerSub free and clear of all Encumbrances.
Section 1.2Authority and Enforceability. Each of Purchaser and MergerSub have all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Purchaser and/or MergerSub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser and MergerSub. Assuming that this Agreement and the Ancillary Agreements to which Purchaser and/or MergerSub is or will be a party constitute the valid and binding agreement of the other parties thereto, this Agreement constitutes, and at the Closing each Ancillary Agreement to which Purchaser and/or MergerSub is a party will constitute, the valid and binding obligation of Purchaser and MergerSub, enforceable against Purchaser and MergerSub in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.
Section 1.3No Conflict. Except in any case that would not have a material adverse effect on the ability of each of Purchaser and MergerSub to perform its obligations under this Agreement or on the ability of each of Purchaser and MergerSub to consummate the transactions contemplated by this Agreement, neither Purchaser’s nor MergerSub’s execution, delivery and performance of this Agreement and any Ancillary Agreement to which either of them is a party, nor the consummation by Purchaser and MergerSub of the transactions contemplated hereby or thereby, will (a) conflict with or violate the Governing Documents of Purchaser or MergerSub, (b) result in a breach or default under or create in any Person the right terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which Purchaser or MergerSub is a party or by which Purchaser or MergerSub is bound, in any case with or without due notice or lapse of time or both, or (c) result in the imposition of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of Purchaser or MergerSub. No consent of any Governmental Authority or any other Person is required by Purchaser or MergerSub in connection with the execution, delivery and performance of this Agreement and any Ancillary Agreement to which Purchaser and/or MergerSub is a party or the consummation by Purchaser and MergerSub of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and (iii) such other consents or approvals, the absence or omission of which would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Purchaser or MergerSub to perform its respective obligations under this Agreement or any Ancillary Agreement to which either of them is a party.
Section 1.4Legal Proceedings. There is no Proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser or MergerSub that questions or challenges the validity of this Agreement or that could reasonably be expected to prevent, delay, make illegal or otherwise interfere with the ability of Purchaser or MergerSub to consummate any of the transactions contemplated by this Agreement.
Section 1.5Investment Intent. Purchaser is acquiring the Company Stock pursuant to the Merger for Purchaser’s own account and investment purposes and is not acquiring the Company Stock with a view to, or for sale in connection with, any distribution thereof within the meaning of any federal or state securities Laws. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, and has sufficient business and financial knowledge and experience to protect its own interests and to evaluate the merits and risks in connection with the acquisition of the Company Stock.
Section 1.6Brokers Fees. Neither Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement.
Section 1.7Independent Investigation. Purchaser is a sophisticated investor, represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses and acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make an informed investment decision concerning its purchase of the Units. Purchaser hereby acknowledges and agrees that, except as specifically set forth in Article 3, none of the Company Stockholders, the Company, any of their Affiliates, or any of their respective equity holders, directors, managers, officers, employees, agents or representatives make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Company Stockholders, the Company Stock, the Company or any other matter relating to the transactions contemplated by this Agreement, including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the business of the Company after the Effective Time in any manner or (c) the probable success or profitability of the business of the Company after the Effective Time.
Section 1.8Disclaimer of Other Representations and Warranties. The representations and warranties set forth in this Article 4 are the only representations and warranties made by Purchaser and MergerSub with respect the matters relating to the transactions contemplated by this Agreement.
Article 5
COVENANTS
Section 1.1Access and Investigation.
(a)From the date hereof and until earlier of the termination of this Agreement and the Closing and upon reasonable advance notice from Purchaser, the Company will allow Purchaser and its Representatives reasonable access to the books and records, properties, Contracts, tax returns and the officers and other key employees of the Company and the operations of its business, and shall furnish such Representatives with financial and operating data and other information concerning the affairs of the Company, in each case, as such Representatives may reasonably request for the purpose of facilitating the consummation of the transactions contemplated hereby, reasonably assisting Purchaser with respect to any matters related to the financing by Purchaser of the transactions contemplated by this Agreement (it being acknowledged that such financing is not a condition to Closing) and preparing for the operation of the business of the Company following the Closing; provided, however, that such examinations and investigations shall not unreasonably interfere with the normal operations and activities of the Company.
(b)Subsequent to the date of this Agreement, the Company shall provide (i) within twenty (20) days of the end of each month, the unaudited balance sheet of the Company as of the last day of such month and the related unaudited statement of operations, statement of stockholders’ equity and statement of cash flows for the monthly period then ended, including any notes thereto and (ii) on or prior to May 31, 2022, the audited balance sheet of the Company as of December 31, 2021 and 2020 and the related audited statements of operations, statements of stockholders’ equity and statements of cash flows for the fiscal years then ended, including any notes thereto.
Section 1.2Operation of the Businesses of the Company.
(a)From the date hereof and until earlier of the termination of this Agreement and the Closing, except as otherwise set forth in this Agreement or as otherwise consented to by Purchaser in writing, the Company will conduct its business in the ordinary course of business, consistent with past practices, comply in all material respects with applicable Law, and use commercially reasonable efforts to keep available the services of its employees and to preserve its relationships with its customers and others doing business with the Company.
(b)From the date hereof and until earlier of the termination of this Agreement and the Closing, except as (i) otherwise set forth in this Agreement, (ii) as required by applicable Law or (iii) otherwise consented to by Purchaser in writing, the Company will not (A) enter into any Material Contract other than a client contract entered into in the ordinary course of business consistent with past practices or (B) take any action that, if taken after the date hereof, would result in a breach of any of the representations in Section 3.7 unless disclosure of such matter was set out in Section 3.7 of the Company Disclosure Schedule (other than the issuance of equity securities by the Company pursuant to the exercise of existing stock options or warrants, the conversion of the Company’s preferred stock to common stock or the conversion of existing convertible debt instruments).
Section 1.3No Negotiation. Until such time, if any, that this Agreement is terminated pursuant to Article 7, the Company will not, and shall cause its Representatives, and any of its or their Affiliates to not, directly or indirectly, (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Purchaser and its Affiliates) relating to a possible Acquisition Transaction (as defined herein); (b) participate in any discussions or negotiations or enter into any agreement with, provide any non-public information to, or provide access to the properties, books or records of the Company to any Person (other than Purchaser and its Affiliates) relating to or in connection with a possible Acquisition Transaction; or (c) entertain, consider or accept any proposal or offer from any Person (other than Purchaser and its Affiliates) relating to a possible Acquisition Transaction.  The Company shall, and shall cause each of its Representatives and any of its or their Affiliates to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Purchaser and its Affiliates) relating to a possible Acquisition Transaction. The Company shall promptly notify Purchaser of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or by any of its Representatives or any of its or their Affiliates from any Person (other than Purchaser and its Affiliates) after the date hereof and, unless the Company is otherwise prohibited from doing so pursuant to any contractual confidentiality obligations to the Person notifying the Company of such expression of interest, inquiry, proposal or offer that are in effect as of January 30, 2022, the identity of such Person.  For purposes hereof, the term “Acquisition Transaction” shall mean any transaction involving: (i) the sale, license, disposition or acquisition of 25% or more of the assets of the Company or the exclusive license of any of the Company’s Intellectual Property, or the incurrence of any Encumbrance (other than a Permitted Encumbrance) on assets of the Company; (ii) the Company’s issuance, grant, disposition or acquisition of (A) any equity or debt securities of the Company (other than the issuance of equity securities pursuant to the exercise of existing stock options or warrants, the conversion of the Company’s preferred stock to common stock or the conversion of existing convertible debt instruments), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any equity or debt securities of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any equity or debt securities of the Company; or (iii) a merger, consolidation, exchange of securities, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.
Section 1.4Consents and Filings.
(a)Subject to the terms and conditions provided in this Section 5.4, Purchaser and the Company each will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including to: (i) obtain all necessary waivers, consents and approvals from other parties to Material Contracts; (ii) obtain all Governmental Authorizations that are required to be obtained under applicable Law; (iii) effect all necessary registrations and filings including filings and submissions of information requested or required by any Governmental Authority; and (iv) fulfill all conditions to this Agreement. In no event, however, will the Company or Purchaser be obligated to pay any money to any Person, to offer or grant other financial or other accommodations to any Person, or to waive or not exercise any of its rights or remedies under this Agreement in connection with its obligations under this Section 5.4.
(b)Neither Purchaser nor the Company shall (i) participate in any substantive meeting or discussion with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance, and if permitted, allows the other party to participate, or (ii) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other.
(c)The Company will use commercially reasonable efforts in accordance with this Agreement, Delaware Law, the Certificate of Incorporation and its bylaws to obtain the Stockholder Written Consent on or prior to 7:00 a.m. Eastern time the day following the execution and delivery of this Agreement. The Company shall exercise commercially reasonable efforts to obtain the Second

Stockholder Written Consent on or prior to twenty (20) days after the date of this Agreement. Upon obtaining the Stockholder Written Consent and the Second Stockholder Written Consent, the Company shall promptly deliver copies of the same to Purchaser. Promptly (and in any case within two (2) Business Days) of the date of this Agreement, the Company shall prepare, with the cooperation of Purchaser, and deliver to each Company Stockholder other than the Company Stockholders who have executed the Stockholder Written Consent, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprised of a Confidential Information Statement, Solicitation of Actions by Written Consent of the Stockholders of Segmint Inc., Notice of Action by Written Consent Without a Meeting Pursuant to Section 228 of the Delaware General Corporation Law and Notice of Statutory Appraisal Rights under Section 262 of the Delaware General Corporation Law to the Company Stockholders in connection with solicitation of their signatures to the Second Stockholder Written Consent. The Stockholder Notice shall include (x) a statement to the effect that the board of directors of the Company has unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and (y) such other information as Purchaser and the Company may agree is required or advisable under Delaware Law to be included therein.
(d)In furtherance and not in limitation of Section 5.4(a), Purchaser and the Company have each filed, or caused their ultimate parent entity (“UPE”) to file, with the appropriate Governmental Authority the notification and other information required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement.  Purchaser and the Company will each use, and will cause their UPE to use, commercially reasonable efforts in connection with responding to any inquiries or requests in connection therewith.  Purchaser and the Company will each furnish, and will cause their UPE to furnish, as promptly as reasonably practicable any supplemental information and documentary material that may be requested in connection therewith and, subject to this Section 5.4(d), will each take, and will cause their UPE to take, all other commercially reasonable action necessary or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. Purchaser and the Company will each furnish, and will cause their UPE to furnish, to the other party such necessary information and reasonable assistance as the other party, or their UPE, may reasonably request in connection with submissions which are necessary under the HSR Act. Purchaser and the Company will each keep, and will cause their UPE to keep, the other party, or their UPE, apprised of the status of any material communications with, and any material inquiries or material requests for additional information, from any Governmental Authority with whom a filing has been made pursuant to the HSR Act. If any objections are asserted with respect to the transactions contemplated hereby under the HSR Act or if any Proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of the HSR Act, Purchaser and the Company will each use, and will cause their UPE to use, commercially reasonable efforts to promptly resolve such objections and/or avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement. Notwithstanding anything else contained in this Agreement, the parties agree that “commercially reasonable efforts” shall not include (i) involvement, including, but not limited to defending or participating, in litigation or other adversarial Proceedings with any Governmental Authority or private party; (ii) spending in excess of Fifty Thousand Dollars ($50,000) on third party out-of-pocket fees and expenses (excluding attorney’s fees and filing fees associated with the initial filing under the HSR Act made in connection with the transactions contemplated by this Agreement) to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement or to resolve any objections and/or avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) becoming subject to any term or condition that would require Purchaser, the Company or their respective Affiliates or UPE’s to divest or hold separate any assets or otherwise take or commit to take any action that limits its freedom of action with respect to the business of the Company, Purchaser’s business or any portion thereof, or any of their (or their Affiliates’ or UPEs’) other businesses, product lines or assets. The parties agree that they shall cooperate, and will cause their

UPE to cooperate, with each other as necessary in order to “pull and re-file” one time in connection with the notifications required under the HSR Act in connection with the transactions contemplated by this Agreement.
Section 1.5Supplements to Company Disclosure Schedule. The Company may, from time to time prior to the Closing by written notice to Purchaser, supplement the Company Disclosure Schedule or add a schedule to the Company Disclosure Schedule (such added schedule to be deemed a supplement hereunder) in order to disclose any matter which, if occurring prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or to correct any inaccuracy or breach in the representations and warranties made by Company in this Agreement. From the date of this Agreement until the Closing, the Company shall promptly notify Purchaser in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which result in a material breach of a representation, warranty or covenant of the Company in this Agreement or which have the effect of making any representation or warranty of the Company in this Agreement untrue in any material respect. No supplement or disclosure by the Company pursuant to this Section 5.5 shall be deemed to amend or supplement any Disclosure Schedule provided by the Company as of the date of this Agreement, to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or to affect the rights of Purchaser under this Agreement, including under Article 8, and all such supplements or disclosures shall be for informational purposes only.
Section 1.6Confidentiality. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement in confidence. At no time shall any party hereto disclose any of the terms of this Agreement or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates unless required by applicable securities Law or securities listing standards (in the reasonable opinion of counsel to the disclosing party). Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality). If this Agreement is, for any reason, terminated prior to the Closing, that certain Confidentiality Agreement, signed by the Company and Purchaser on September 21, 2021, regarding a potential transaction with the Company the Confidentiality Agreement will continue in full force and effect in accordance with its terms.
Section 1.7Public Announcements. Each party agrees not to issue any press release or make any other public announcement relating to this Agreement, the transactions contemplated hereby without the prior written approval of the other party, unless required by applicable securities Law or securities listing standards (in the reasonable opinion of counsel to the disclosing party) in which case the Company Representative and Purchaser will have the right to review and comment upon such press release or other announcement prior to issuance, distribution or publication and the disclosing party shall consider all reasonable comments that are timely provided in good faith.
Section 1.8Indemnification and Insurance.
(a)For a period of three years after the Effective Time, Purchaser shall: (i) cause the Company to continue to indemnify and hold harmless each of the present and former directors, officers and employees of the Company (the “D&O Indemnified Parties”), in their capacities as such, from and against all damages, costs and expenses (including reasonable attorney’s or other professional fees and expenses) actually incurred or suffered in connection with any threatened or pending Proceeding arising out of or pertaining to the status of such individual as a director, officer and employee of the Company prior to the Effective Time, pursuant to the Governing Documents (as the same exist as of the date of this Agreement), provided, however, that no such D&O Indemnified Party may settle any such claim without the prior approval of Purchaser (which approval will not be unreasonably withheld, conditioned or delayed); and (ii) retain in the Governing Documents of the Company any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of such D&O Indemnified Parties.

(b)The Company shall cause the individuals serving as directors or officers of the Company immediately prior to the Effective Time to be covered for a period of at least three years from the Effective Time by the directors’ and officers’ liability and errors and omissions insurance policy (the “Tail Policy”) maintained by the Company (including the fiduciary and employment practices liabilities coverage provided therein) (provided that Purchaser or Surviving Company may substitute therefor policies of at least the same coverage and amounts and which contain terms and conditions that are, when taken as a whole, not less advantageous to such directors and officers than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors or officers in their capacity as such; provided, however, that in no event shall the Company be required to expend an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c)If the Surviving Company merges into, consolidates with or transfers all or substantially all of its assets to another Person, then in each such case Purchaser shall make and shall cause the Surviving Company to make proper provision so that the surviving or resulting Person or the transferee in such transaction shall assume the obligations of Purchaser and the Company under this Section 5.8.
(d)The provisions of this Section 5.8 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party, together with any such individual’s heirs, executors, personal representatives and assigns.
Section 1.9Access to Books and Records. From and after the Closing, Purchaser shall, and shall cause Surviving Company and the Company to, provide the Company Representative and its agents with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Company with respect to periods or occurrences prior to the Closing Date to permit any Company Securityholder to prepare Tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations audits or other proceedings of any Governmental Authority, to reconcile and resolve claims, and to prosecute and defend legal actions or for other reasonable like purposes; provided, however, that no such access will be required to be provided if the items to be reviewed relate to or concern (a) the subject matter of litigation, arbitration or a dispute or potential dispute between Purchaser, the Company and/or any Affiliates and any Seller Indemnitees (and/or any Affiliates or the holders of its equity securities (whether direct or indirect)) of any Seller Indemnitee or (b) any matter covered by a legally recognized attorney-client privilege and where such access could lead to a loss of such privilege. Unless otherwise consented to in writing by the Company Representative, neither Purchaser nor Surviving Company shall, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to the Company Representative such books and records or any portion thereof which Purchaser or Surviving Company may intend to destroy, alter or dispose of.
Section 1.10Employee Matters.
(a)To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual (but not benefit accrual for any pension benefit plan) under any employee benefit plan, program or arrangement established or maintained by Purchaser for the benefit of those Persons employed by the Company immediately prior to the Closing or those former employees of the Company who left employment prior to the Closing, Purchaser will use commercially reasonable efforts to cause such plan, program or arrangement to credit such employees or former employees for service on or prior to the Closing with the Company.

(b)If the Company’s 401(k) plan is terminated prior to the Closing Date, as soon as administratively practicable following the Closing Date, Purchaser shall take all commercially reasonably actions necessary to permit employees who have an account balance under the Company’s 401(k) plan to rollover (whether by direct or indirect rollover, as selected by such employee) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof from the Company’s 401(k) plan to an eligible retirement plan maintained by Purchaser or its Affiliates.
(c)This Section 5.10 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing herein, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of the Company or the Purchaser, nor any of their respective Affiliates. The Parties acknowledge and agree that the terms set forth in this Section 5.10 shall not create any right in any employee of the Company or any other Person to any continued employment with the Purchaser or any of its Affiliates, or compensation or benefits of any nature or kind whatsoever.
Section 1.11R&W Policy. As of the Closing, Purchaser shall obtain the R&W Policy. Purchaser and the Company shall each pay one-half of the premium of the R&W Policy and Purchaser shall bear all other costs and expenses of the R&W Policy. Purchaser shall cause the R&W Policy to expressly provide that the insurer shall not have the right to pursue any subrogation rights or contribution rights or any other claims against the Company Securityholders in connection with any claim made by any Purchaser Covered Party thereunder, except in the event of Fraud.
Section 1.12Section 280G Vote. The Company shall promptly, and in any case prior to the Closing, seek approval, in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any payments that could, in the absence of such approval, constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code). Prior to seeking such approval, the Company shall solicit and use its commercially reasonable efforts to obtain waivers from the intended recipients of such payments in which case, unless approved to the extent required by and in the manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, neither Purchaser, the Company nor any of their respective Affiliates shall make such waived payments. Within a reasonable period of time prior to seeking any waiver or approval but in any event at least three (3) Business Days prior to seeking such waiver or approval, the Company shall deliver to Purchaser drafts of all waivers, consents, disclosures, calculations and other documents prepared in connection with the actions described in this Section 5.12 for Purchaser’s review and comment. The Company will cause the final versions of such documents to reflect Purchaser’s reasonable comments. Prior to the Closing, the Company shall deliver to Purchaser evidence that a vote of the Company’s stockholders was solicited in all material respects in accordance with the foregoing provisions of this Section 5.12 and that either (a) the requisite number of stockholder votes was obtained with respect to the applicable “parachute payments” (the “280G Approval”) or (b) that the 280G Approval was not obtained, and, as a consequence, the applicable “parachute payments” shall not be made or provided. To the extent that, prior to the Closing, Purchaser or its Affiliates enter into or negotiate a compensation arrangement with any individual who has been identified by the Company as a “disqualified individual” under Section 280G, Purchaser shall notify the Company of such arrangement so that the Company may consider it in connection with the Company Section 280G analysis.
Section 1.13Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.
Article 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
Section 1.1Conditions to the Obligation of Purchaser and MergerSub. The obligation of Purchaser and MergerSub to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following express conditions (any of which may be waived by Purchaser and MergerSub, in whole or in part):
(a)Accuracy of Representations and Warranties. (i) Each of the representations and warranties of the Company in Article 3 (other than the Company Fundamental Representations) must be true and correct in all respects on and as of the date hereof and as of the Closing with the same effect as though made at and as of such date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty must have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (without regard for any “material,” “Material Adverse Effect” or similar qualification) would not, or would not reasonably be expected to, constitute a Material Adverse Effect; and (ii) each of the Company Fundamental Representations set forth in Article 3 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except to the extent any such Company Fundamental Representation speaks as of a specific date, in which case such Company Fundamental Representation must have been true and correct in all respects as of such date);
(b)Performance of Covenants. All of the covenants and obligations that Company is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;
(c)HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise terminated and all approvals under any other applicable Antitrust Law shall have been obtained;
(d)No Action. There must not be in effect any Law or Judgment nor any Proceeding be pending or threatened in writing by or before any Governmental Authority that would (or, with respect to any such Proceeding, if determined adversely to the Company be reasonably expected to) (i) prohibit, restrain, enjoin or make illegal the consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Purchaser to own the equity interests in the Company or operate the businesses of or control the Company or (iv) affect adversely the right of the Company to own its assets or control its businesses;
(e)Stockholder Written Consents. (i) The Stockholder Written Consent shall have been obtained and delivered to Purchaser no later than 7:00 a.m. Eastern time the day following the execution and delivery of this Agreement and (ii) Company Stockholders holding at least ninety percent (90.0%) of the issued and outstanding Company Stock shall have executed a written consent adopting and approving this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL (the “Second Stockholder Written Consent”), and the Second Stockholder Written Consent shall have been delivered to Purchaser no later than twenty (20) days after the date of this Agreement;
(f)No Outstanding Securities. Other than shares of Company Stock and Options, no Person has any equity interests of the Company, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or a Company Securityholder is a party or by which it or its assets is bound, obligating the Company or such Company Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of the Company or other rights to purchase or otherwise acquire any equity interests of the Company, whether vested or unvested;
(g)Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect;
(h)Dissenting Shares. Following compliance by the Company with the notification provisions under Section 262 of the DGCL, and the expiration of the time period for demanding appraisal thereunder, the number of Dissenting Shares shall not exceed 5.0% of the number of outstanding shares of Common Stock as of immediately prior to the Closing; and
(i)Closing Deliveries. The Company must have delivered or caused to be delivered each document or other deliverable that Section 2.14(a) requires it to deliver or cause to be delivered.
Section 1.2Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following express conditions (any of which may be waived by the Company, in whole or in part):
(a)Accuracy of Representations and Warranties. (i) Each of the representations and warranties of Purchaser and MergerSub in Article 4 (other than Purchaser Fundamental Representations) must be true and correct in all material respects on and as of the date hereof and as of the Closing with the same effect as though made at and as of such date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date); and (ii) each of the Purchaser Fundamental Representations set forth in Article 4 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing with the same effect as though made at and as of such date (except to the extent any such Purchaser Fundamental Representation speaks as of a specific date, in which case such Purchaser Fundamental Representation must have been true and correct in all respects as of such date);
(b)Performance of Covenants. All of the covenants and obligations that Purchaser and/or MergerSub is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;
(c)HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise terminated and all approvals under any other applicable Antitrust Law shall have been obtained;
(d)No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and
(e)Closing Deliveries. Purchaser must have delivered or caused to be delivered each document or other deliverable that Section 2.14(b) requires it to deliver or cause to be delivered.
Article 7
TERMINATION
Section 1.1Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:
(a)by mutual consent of Purchaser and the Company;

(b)by Purchaser (so long as Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of the Company’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach is not curable or, if curable, has not been cured within 30 days after written notice of the breach has been delivered to the Company from Purchaser; provided that no such cure period shall be available or applicable to any breach by the Company of Section 5.3 or Section 5.4(c);
(c)by the Company (so long as the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Purchaser’s and/or MergerSub’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach is not curable or, if curable, has not been cured within 30 days after written notice of the breach has been delivered to Purchaser from the Company;
(d)by either the Company or Purchaser if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(d) occurring;
(e)by Purchaser if the Closing has not occurred (other than through the failure of Purchaser to comply fully with its obligations under this Agreement) on or before June 23, 2022; provided, however, that in the event that all of the conditions set forth in Section 6.2 have been fulfilled or waived prior to such date (other than those set forth in Section 6.2(c) and those to be satisfied simultaneously with the Closing), Purchaser, upon written notice to the Company, shall be entitled to extend such date for a period not to exceed an additional ninety (90) days; provided, further, however, that in the event Purchaser is seeking to specifically enforce the Company’s obligations contemplated by this Agreement or to prevent or cure breaches of Section 5.4(d) by the Company, then such date (as extended, as applicable) shall be extended to the date that is ten (10) Business Days subsequent to the date that any such proceedings related to Purchaser’s efforts are finally judicially determined and are no longer subject to appeal. In the event that the Closing Date shall not have occurred on or before such date (as extended, as applicable), then Purchaser may terminate this Agreement upon written notice to the Company;
(f)by the Company if the Closing has not occurred (other than through the failure of the Company to comply fully with its obligations under this Agreement) on or before June 23, 2022; provided, however, that in the event that all of the conditions set forth in Section 6.2 have been fulfilled or waived prior to such date (other than those set forth in Section 6.2(c) and those to be satisfied simultaneously with the Closing), the Company, upon written notice to Purchaser, shall be entitled to extend such date for a period not to exceed an additional ninety (90) days; provided, further, however, that in the event the Company is seeking to specifically enforce Purchaser’s obligations contemplated by this Agreement or to prevent or cure breaches of Section 5.4(d) by Purchaser, then such date (as extended, as applicable) shall be extended to the date that is ten (10) Business Days subsequent to the date that any such proceedings related to the Company’s efforts are finally judicially determined and are no longer subject to appeal. In the event that the Closing Date shall not have occurred on or before such date (as extended, as applicable), then the Company may terminate this Agreement upon written notice to Purchaser; or
(g)by Purchaser if the Company does not deliver to Purchaser (i) the Stockholder Written Consent on or prior to 7:00 a.m. Eastern time the day following the execution and delivery of this Agreement or (ii) the Second Stockholder Written Consent on or prior to the twentieth (20th) day after the date of this Agreement.

Section 1.2Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Section 5.6 (Confidentiality), Section 5.7 (Public Announcements), Section 7.3 (Obligations under Confidentiality Agreement), Article 11 (General Provisions) (except for Section 11.11 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for its willful breach of this Agreement.
Section 1.3Obligations under Confidentiality Agreement. If the Company or the Purchaser terminate this Agreement pursuant to Section 7.1, Purchaser will comply with the Confidentiality Agreement regarding the return and/or destruction of any information furnished to Purchaser in connection with this Agreement.
Article 8
INDEMNIFICATION
Section 1.1Survival.
(a)The Company Fundamental Representations and the Purchaser Fundamental Representations contained in this Agreement shall each survive the Closing and continue in full force and effect indefinitely. Subject to Section 8.1(b), all representations and warranties contained in this Agreement and any certificate delivered in connection herewith that are not Company Fundamental Representations or Purchaser Fundamental Representations shall survive the Closing and continue in full force and effect until 11:59 p.m., Central time, on the 18-month anniversary of the Closing Date, except that the representations and warranties contained in Section 3.14 (Tax Matters) shall survive the Closing and continue in full force and effect until the date that is sixty (60) days after the expiration of the applicable statute of limitations period (and any extension thereof). All covenants to be performed hereunder shall survive in accordance with their terms. The parties agree and acknowledge that the survival periods set forth herein, to the extent expressly longer than the three year survival period permitted by Title 10, Section 8106(a) of the Delaware Code, are expressly intended to survive for such longer periods as permitted by Title 10, Section 8106(c) of the Delaware Code.
(b)Notwithstanding the foregoing, any representation, warranty or covenant in respect of which indemnity may be sought under this Article 8, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Article 8 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given in writing to the party against whom such indemnity may be sought prior to the applicable survival termination date (regardless of when the Losses in respect thereof may actually be incurred) so long as a breach giving rise to any such Losses has occurred on or prior to the applicable survival termination date, and any such representation, warranty or covenant shall survive and continue in full force and effect until the claim or potential claim for indemnity with respect to such inaccuracy or breach or potential inaccuracy or breach is finally resolved. Notwithstanding anything in this Agreement to the contrary, in the event of any breach of a representation or warranty by a party hereto that constitutes Fraud, the representation or warranty shall survive the Closing and continue in full force and effect indefinitely.
(c)Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit any claim or recovery available to any Purchaser Indemnitee under the R&W Policy or other insurance policy applicable to any Purchaser Indemnitee or the transactions contemplated by this Agreement.
Section 1.2Indemnification by the Company Securityholders. From and after the Closing, each of the Company Securityholders, who will be represented by the Company Representative, shall severally and not jointly as to such Company Securityholder only (collectively, the “Seller Indemnifying Parties”) indemnify, defend and hold harmless Purchaser, its Affiliates

(including the Company) and each of their respective direct and indirect equityholders, controlling persons, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, trustees, beneficiaries, heirs, successors and assigns (or any former, current or future equityholder, controlling person, director, officer, employee, agent, Representative, Affiliate, member, manager, general or limited partner, trustee, beneficiary, heir, successor or assign of any of the foregoing) (each, a “Purchaser Indemnitee” and, collectively, the “Purchaser Indemnitees”) against and from any and all Losses which any Purchaser Indemnitee may incur, suffer or become subjected to, that arise out of, relate to, are in connection with or result from:
(a)any inaccuracy in or the breach of any representation or warranty of the Company contained in this Agreement (including in the Disclosure Schedules) or any certificate delivered pursuant hereto;
(b)any breach or nonfulfillment of any covenant or agreement made by the Company in this Agreement;
(c)any Closing Indebtedness and Transaction Expenses not taken into account in the final and binding determinations pursuant to Section 2.7; and
(d)any matter set forth on Appendix B.
Section 1.3Indemnification by Purchaser. From and after the Closing, Purchaser shall, on its own behalf and on behalf of its successors and assigns (collectively, the “Purchaser Indemnifying Parties”), indemnify, defend and hold harmless the Company Securityholders, their Affiliates and each of their respective direct and indirect equityholders, controlling persons, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, trustees, beneficiaries, heirs, successors or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, Representative, Affiliate, member, manager, general or limited partner, trustee, beneficiary, heir, successor or assign of any of the foregoing) (each, a “Seller Indemnitee” and, collectively, the “Seller Indemnitees”) against and from any and all Losses which any Seller Indemnitee may incur, suffer or become subjected to, that arise out of, relate to, are in connection with or result from:
(a)any inaccuracy in or the breach of any representation or warranty of Purchaser contained in this Agreement or any certificate delivered pursuant hereto; and
(b)any breach or nonfulfillment of any covenant or agreement made by Purchaser in this Agreement.
Section 1.4Scope of Liability.
(a)The Seller Indemnifying Parties shall not be required to indemnify the Purchaser Indemnitees under Section 8.2(a), unless and until the aggregate amount of all Losses for which indemnification is sought by the Purchaser Indemnitees thereunder first exceeds Six Hundred Seventy-Five Thousand Dollars ($675,000) (the “Deductible”), in which event the Seller Indemnifying Parties shall indemnify the Purchaser Indemnitees for all such Losses in excess of the Deductible up to an aggregate amount equal to (i) with respect to Losses arising from Claims arising from or based upon any breach or inaccuracy of any representation or warranty that is not a Company Fundamental Representation, Six Hundred Seventy-Five Thousand Dollars ($675,000), and (ii) with respect to Losses arising from Claims arising from or based upon any breach or inaccuracy of any of the Company Fundamental Representations, One Million Three Hundred Fifty Thousand Dollars ($1,350,000) (the items in clause (i) and (ii) being, the “Cap”); provided, that notwithstanding the foregoing or anything to the contrary in this Agreement, (x) neither the Cap nor the Deductible shall apply with respect to Losses arising from Claims arising from or based upon Fraud and (y) the Deductible shall not apply with respect to Losses arising from Claims arising from or based upon any breach or inaccuracy of any of the Company Fundamental Representations.

(b)In the event of any Claim by any Purchaser Indemnitee against any Seller Indemnifying Party for Losses under Section 8.2(a) (and where applicable, in excess of the Deductible), the Purchaser Indemnitees shall seek payment in the following order of priority: (i) first, at the Purchaser Indemnitee’s option, from (A) the Indemnity Escrow Amount until the total amount of the Indemnity Escrow Amount then available and not subject to any prior Claim by the Purchaser Indemnitees has been reduced to zero or the Indemnity Escrow Amount has been otherwise released in accordance with the terms of this Agreement and the Escrow Agreement and/or (B) the R&W Policy; provided, that in no event shall Purchaser be required to initiate any litigation, arbitration or other legal proceeding against the issuer of the R&W Policy for any such Losses; and (ii) second, where applicable, from the Major Stockholders pursuant to the Major Stockholder Indemnity Agreement. Other than (x) in the case of Fraud or (y) with respect to any payments due pursuant to the Major Stockholder Indemnity Agreement, the Company Stockholders shall have no obligation to indemnify the Purchaser Indemnitees from and against any Losses pursuant to Section 8.2(a) after the exhaustion and/or release of the Indemnity Escrow Amount, and the payments made from the Indemnity Escrow Amount to the Purchaser Indemnitees pursuant to this Article 8 shall constitute full satisfaction of any obligation of the Company Stockholders to make such payments to the Purchaser Indemnitees for Losses pursuant to Section 8.2(a).
(c)Notwithstanding anything to the contrary in this Agreement, neither the Deductible nor the Cap shall apply in respect of Claims for indemnification under Section 8.2(b) through Section 8.2(d). In the event of any Claim by a Purchaser Indemnitee against any Seller Indemnifying Party in respect of Claims for indemnification under Section 8.2(b) through Section 8.2(d), the Purchaser Indemnitee may seek payment from the Indemnity Escrow Amount, from the R&W Policy and/or from the Seller Indemnifying Parties, in the Purchaser Indemnitee’s sole discretion.
(d)If, following the Closing, any Claim is made by any Purchaser Indemnitee, or an amount otherwise becomes due from any Seller Indemnifying Party pursuant to Section 8.2 in respect of any Losses (a “Loss Payment”), the Seller Indemnifying Parties shall have no rights or claims against the Company or any direct or indirect partner, member, shareholder, director, manager, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment and shall not take any action against the Company or any such Person with respect thereto.
Section 1.5Notices. Any Purchaser Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article 8 (the “Indemnified Party”) shall promptly give written notice (an “Indemnification Notice”) to the party against whom such indemnification is or could be sought (the “Indemnifying Party”) of such claim or potential claim for indemnification (a “Claim”). Such Indemnification Notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, the estimated amount of Losses, if reasonably practicable, and the basis for indemnification hereunder. Failure to give a prompt Indemnification Notice hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party actually suffers material prejudice by such failure. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of an Indemnification Notice that the Indemnifying Party disputes its liability to the Indemnified Party with respect to the Claims identified in such Indemnification Notice, such Claims shall be conclusively deemed an obligation of the Indemnifying Party hereunder.
Section 1.6Defense of Actions. If within thirty (30) days after receiving an Indemnification Notice from the Indemnified Party of any Claim based on any Proceeding, demand or assessment by any third party (a “Third Party Claim”) the Indemnifying Party gives written notice to the Indemnified Party that the Indemnifying Party disputes and intends to defend against such Third Party Claim at the Indemnifying Party’s own cost and expense, then the Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s cost and expense, to assume the defense of such Third Party Claim and to conduct such defense and to settle or otherwise dispose of the same, subject to the terms and provisions of this Section 8.6, and the Indemnified Party will reasonably cooperate in such defense; provided, that the Indemnifying Party shall not be entitled to assume control of such defense or to settle such Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) if (a) the Indemnifying Party fails to provide written confirmation to the Indemnified Party, within thirty (30) days after receiving written notice of the Third Party Claim from the Indemnified Party, of the Indemnifying Party’s indemnification responsibility for all Losses related to such Third Party Claim; (b) the Third Party Claim relates to or arises in connection with any criminal or quasi criminal Proceeding; (c) the Third Party Claim, if successful, would set a precedent that would interfere with, or have an adverse effect on, the business, business relationships, financial condition or prospects of the Indemnified Party or involves a Material Customer or a Material Supplier; (d) the Third Party Claim at any time seeks an injunction or equitable relief against the Indemnified Party; (e) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (f) the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim; (g) the Third Party Claim is with respect to Taxes; or (h) the Indemnified Party reasonably believes that the Losses relating to the Third Party Claim would not exceed the Deductible or would exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of this Article 8 (collectively, the “Defense Conditions”); provided, further, however, that if the Indemnifying Party fails to give the Indemnified Party written notice that it will to defend such Third Party Claim within thirty (30) days after receiving written notice from the Indemnified Party, the Indemnified Party may assume its own defense of such Third Party Claim, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith; provided, further, however, the Indemnified Party shall not have the right to compromise or settle such Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall keep the Indemnified Party informed, on a reasonably current basis, of the status of any Third Party Claim for which it has assumed the defense and shall furnish the Indemnified Party with such documents and information filed or delivered in connection with such claim, liability or expense as the Indemnified Party may reasonably request. The Indemnifying Party will not, in defense of any such Proceeding, demand or assessment, except with the prior written consent of the Indemnified Party, consent to the entry of any Judgment or enter into any settlement. Notwithstanding anything herein to the contrary, the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel and after written notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Third Party Claim; provided, however, that the fees and expenses of separate counsel for the Indemnified Party shall be borne by the Indemnifying Party if (i) the Indemnifying Party has failed to assume the defense within the period provided herein or the Defense Conditions cease to be satisfied for any reason, (ii) there exists a conflict between the interests of the Indemnifying Party and the Indemnified Party or (iii) a defense exists for the Indemnified Party which is not available to the Indemnifying Party.
Section 1.7Calculation of Losses.
(a)The amount of any Losses for which indemnification is provided under Section 8.2 or Section 9.6 shall be net of (i) any amounts actually received by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any non-Affiliate third party and (ii) any insurance proceeds (other than proceeds received from self-insurance, captive insurers, retrospective insurance policies or the R&W Policy) actually received as an offset against such Losses, in each case with respect to the forgoing clauses (i) and (ii), less any costs, expenses, deductibles, premiums, and future premium increases incurred in connection therewith. Nothing in this Section 8.7 shall be deemed to (x) require an Indemnified Party to proceed or seek action or recovery from any third party as a requirement hereunder or as a condition to seeking or recovering indemnification from any Indemnifying Party hereunder, or (y) be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Losses hereunder or as a requirement to obtain or maintain any insurance or to make any claim for insurance as a condition to any indemnification hereunder, and no Seller Indemnifying Party shall have any right to subrogation under any insurance or third party indemnification agreement and each Seller Indemnifying Party, for itself and on behalf of all Seller Indemnifying Parties, hereby waives such rights, if any.

(b)Each of the representations and warranties that contains any “Material Adverse Effect,” “material,” “materially” or similar qualifications shall be read as though such qualifications were not contained therein for the purposes of determining whether a breach has occurred and the amount of Losses to which such Indemnified Party may be entitled under this Article 8; provided, however, that when such qualifications are used in Section 3.7(b) or in a definitional manner (e.g., Material Customer or Material Supplier), such qualifications shall not be disregarded.
Section 1.8Effect of Investigation. An Indemnified Party’s right to indemnification, reimbursement or other remedies based upon the representations, warranties, covenants and agreements of the Company or an Indemnifying Party, as applicable, shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing Date) by an Indemnified Party or its officers, directors, managers, employees, equityholders, agents or Representatives with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement or the waiver by the Indemnified Party of any condition based on the accuracy of any such representation or warranty or compliance with any such covenant or agreement.
Section 1.9Release of Indemnity Escrow Amount. Subject to the terms of the Escrow Agreement, ten (10) Business Days following the 18-month anniversary of this Agreement, Purchaser and the Company Representative shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to make a Post-Closing Distribution pursuant to the Post-Closing Distribution Procedures of the remaining balance of the Indemnity Escrow Amount, less the amounts, if any, attributable to (i) any claims under this Article 8 that have been resolved in favor of a Purchaser Indemnitee and, as a result thereof, a portion of the Indemnity Escrow Amount has been distributed to such Purchaser Indemnitee or (ii) any pending but unresolved claims under this Article 8, with any amounts attributable to such unresolved claims to be distributed to the proper party once any Losses are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8.
Section 1.10Exclusivity of Remedies. Absent Fraud, the sole recourse of the Purchaser Indemnitees in connection with any and all Losses incurred by the Purchaser Indemnitees as a result of any breach of any representation or warranty made by the Company in Article 3 or in any certificate delivered pursuant to this Agreement shall be to satisfy such Losses (a) from the Indemnity Escrow Amount, (b) by coverage in the R&W Policy and out of proceeds from the R&W Policy, and (c) as applicable, pursuant to the Major Stockholder Indemnity Agreement, and no claim for any such Losses may be asserted by the Purchaser Indemnitees against Seller Indemnifying Parties directly. For the avoidance of doubt, nothing in this Agreement (i) shall limit any Person’s right to specifically enforce, in accordance with the terms thereof, this Agreement and the Ancillary Agreements, (ii) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, (iii) limit the Purchaser Indemnitees’ rights under the R&W Policy, or (iv) limit the Purchaser Indemnitees’ rights under the Major Stockholder Indemnity Agreement. Notwithstanding anything else contained in this Agreement, nothing in this Agreement shall limit in any manner whatsoever any Person’s rights to pursue any and all available rights and/or remedies under any applicable Law against any Person with respect any alleged Fraud.
Article 9
TAX MATTERS
Section 1.1Proration of Straddle Period Taxes. For purposes of determining the portion of any Taxes that are payable with respect to any Straddle Period that are Pre-Closing Taxes, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:
(a)in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than Taxes described in Section 9.6), deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(b)in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
Section 1.2Cooperation. Purchaser, the Company and the Company Representative shall cooperate fully as and to the extent reasonably requested by any other party in connection with the preparation and filing of Tax Returns and any Tax Proceeding for a Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that Purchaser may redact portions of a Tax Return to the extent that such portions do not relate to the Company. Each of Purchaser and the Company Representative shall (i) retain any books and records in its possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority and (ii) give one another reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, allow the other to take possession of such books and records.
Section 1.3Pre-Closing Tax Returns. Purchaser shall prepare or cause to be prepared all Tax Returns of the Company required to be filed after the Closing Date for all Pre-Closing Tax Periods (other than Straddle Periods). Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of the due date for filing any such Tax Return (which, in the case of income Tax Returns shall be no later than 30 days prior to the due date for filing such Tax Return), Purchaser shall deliver or cause to be delivered a draft of such Tax Returns, together with all supporting documentation and workpapers, to the Company Representative for its review and reasonable comment. The Company Representative shall provide any comments on any Tax Return in writing to Purchaser reasonably in advance of the due date for filing the Tax Return (which, in the case of income Tax Returns shall be no later than 15 days prior the due date for filing such Tax Return). If Purchaser agrees in writing with the Company Representative’s comments, Purchaser will cause such Tax Return (as revised to incorporate the Company Representative’s reasonable comments) to be timely filed and will provide a copy thereof to the Company Representative. If Purchaser does not agree in writing with the Company Representative’s comments, the parties will cooperate to resolve any disagreement prior to the due date for filing the Tax Return. If the parties have not resolved any disagreement prior to the due date, then (a) Purchaser will cause such Tax Return (as drafted by Purchaser) to be timely filed and will provide a copy thereof to the Company Representative, (b) the parties shall resolve any disagreement through the procedures provided in Section 2.7(c) and (c) upon resolution of any disagreement, the parties shall amend any Tax Return if necessary, and Purchaser shall file such amended Tax Return. The Company Representative shall pay any Pre-Closing Taxes (including Taxes allocable to a Pre-Closing Tax Period pursuant to Section 9.1) shown on a Tax Return described in this Section 9.3 within five (5) Business Days of demand by Purchaser therefor, except to the extent that such Taxes were specifically included in the determination of the Merger Consideration or were already directly paid to the relevant Governmental Authority.
Section 1.4Straddle Period Returns. Purchaser shall prepare or cause to be prepared all Tax Returns of the Company for all Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of the due date for filing any such Tax Return (which, in the case of income Tax Returns shall be no later than 30 days prior to the due date for filing such Tax Return), Purchaser shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the Company Representative for its review and reasonable comment with respect to any Tax matters relating to the pre-Closing portion of a Straddle Period. The Company Representative shall provide any comments on any Tax Return in writing to Purchaser reasonably in advance of the due date for filing the Tax Return (which, in the case of income Tax Returns shall be no later than 15 days prior the due date for filing such Tax Return). If Purchaser agrees in writing with the Company Representative’s comments, Purchaser will cause such Tax Return (as revised to incorporate the Company Representative’s reasonable comments) to be timely filed and will provide a copy thereof to the Company Representative. If Purchaser does not agree in writing with the Company Representative’s comments, the parties will cooperate to resolve any disagreement prior to the due date for filing the Tax Return. If the parties have not resolved any disagreement prior to the due date, then (a) Purchaser will cause such Tax Return (as drafted by Purchaser) to be timely filed and will provide a copy thereof to the Company Representative, (b) the parties shall resolve any disagreement through the procedures provided in Section 2.7(c) and (c) upon resolution of any disagreement, the parties shall amend any Tax Return if necessary, and Purchaser shall file such amended Tax Return. The Company Representative shall pay any Pre-Closing Taxes (including Taxes allocable to a Pre-Closing Tax Period pursuant to Section 9.1) shown on a Tax Return described in this Section 9.4 within five (5) Business Days of demand by the Purchaser therefor, except to the extent that such Taxes were specifically included in the determination of the Merger Consideration.
Section 1.5Transaction Deductions. Unless otherwise required by applicable Law, any Tax deductions attributable to or arising from any vesting (including acceleration thereof) and/or payment on or with respect to any Transaction Expenses (to the extent specifically included in the determination of the Merger Consideration or to the extent actually paid by the Company on or before the Closing Date), shall be deducted in the Pre-Closing Tax Period or, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.
Section 1.6Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, conveyance, value added, recording, filing and other such non-income Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be payable by Purchaser and one-half of such amount will be treated as a Transaction Expense. The party required to do so by applicable law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation. Each of the parties agree to cooperate with the other parties in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that reasonably necessary to complete such returns.
Section 1.7Tax Contests. If any Governmental Authority conducts any audit or investigation relating to the Company, Purchaser will have the sole right to represent the Company and control any such audit or investigation and provide any response required in connection therewith; provided that the Company Representative may participate, at its sole cost and expense, in such proceedings to the extent that such proceedings relate to a Tax for which the Company Securityholders may be responsible. All costs and expenses incurred in connection with any audit or investigation that relates to a Tax for which the Company Securityholders may be responsible shall be borne by the Company Securityholders.
Section 1.8Tax Sharing Agreements. All sharing, Tax allocation, Tax indemnity agreements or similar agreements or arrangements (whether or not written) with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.
Article 10
COMPANY REPRESENTATIVE
Section 1.1Authority. The Company Representative is hereby designated to act as the Company Representative as representative of the Company Securityholders. The Company Representative shall act as the Company Securityholders’ agent, representative and attorney-in-fact to execute any and all documents on behalf of the Company Securityholders, and to take any other actions on behalf of the Company Securityholders which may be required, appropriate, helpful or allowed pursuant to this Agreement and any Ancillary Agreement in order to consummate the transactions contemplated by this Agreement and perform their obligations hereunder before, at or following the Effective Time.
Section 1.2Authority. Without limiting the generality of the foregoing, the Company Representative shall have the full and exclusive authority to (a) agree with Purchaser with respect to any matter deemed necessary by the Company Representative in connection with this Agreement or any Ancillary Agreement calling for the agreement of the Company Securityholders, give and receive notices on behalf of the Company Securityholders, and act on behalf of the Company Securityholders in connection with any matter as to which the Company Securityholders are or may be obligated under this Agreement or any Ancillary Agreements, all in the absolute discretion of the Company Representative, (b) execute and deliver all documents contemplated by this Agreement, including any Ancillary Agreement, (c) if applicable, receive funds and give receipt for funds, including in respect of the Merger Consideration and any adjustment thereto, and to distribute to the Company Securityholders their respective share of the Merger Consideration and any adjustment thereto; (d) authorize distribution to Purchaser of all or a portion of the Price Adjustment Escrow Amount, the Indemnity Escrow Amount and the S&T Escrow Amounts and subject to such distribution to Purchaser of the Price Adjustment Escrow Amount, the Indemnity Escrow Amount and the S&T Escrow Amounts and any other actions pursuant to the Escrow Agreement; and (e) take all actions necessary or desirable in connection with the performance of obligations under Article 2 and Article 8, including to withhold funds (in addition to funds held in the Expense Fund) for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification claims made hereunder.
Section 1.3Binding Decisions; Rights. Subject to this Article 10, decisions by the Company Representative within the scope of the authority granted pursuant to this Article 10 shall be binding upon all Company Securityholders, and no Company Securityholder shall have the right to contest the same. A decision, act, consent or instruction of the Company Representative shall constitute a decision of all Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders and the Purchaser Covered Parties may rely upon any such decision, act, consent or instruction of the Company Representative as being the decision, act, consent or instruction of each and every Company Stockholder. The Company Securityholders shall cooperate with the Company Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. The Company Representative may communicate with the Company Securityholders or any other Person concerning its responsibilities hereunder, but it is not required to do so. The Company Representative has a duty to serve in good faith the interests of the Company Securityholders and to perform its designated role under this Agreement, but the Company Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it causes by an act of bad faith or willful misconduct or a violation of its obligations under this Agreement. The Company Securityholders shall reimburse the Company Representative for all costs and expenses (including reasonable attorney’s or other professional fees and expenses) incurred and shall indemnify and hold harmless the Company Representative against any losses, costs and expenses (including reasonable attorney’s or other professional fees and expenses) or other liability arising out of its service as the Company Representative under this Agreement, other than for harm caused by an act of bad faith or willful misconduct. If not paid directly to the Company Representative by the Company Securityholders, any such any losses, costs and expenses (including reasonable attorney’s or other professional fees and expenses) or other liability may be recovered by the Company Representative from the funds in the Expense Fund.
Section 1.4Resignation. The Company Representative may resign at any time by notifying in writing Purchaser and the Company Securityholders, but such resignation shall only be effective upon the election of a successor Company Representative. If the Company Representative resigns, a successor Company Representative shall be appointed with the consent of the Company Stockholders which held a majority of the voting Company Stock immediately prior to the Effective Time. Notice of the appointment of a successor Company Representative shall be given promptly to Purchaser. Such successor Company Representative shall exercise the rights and powers of and be entitled to the indemnity, reimbursement and other benefits of the original Company Representative.
Section 1.5Expense Fund. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing. Once the Company Representative determines, in its sole discretion, that the Company Representative will not incur any additional expenses in its capacity as the Company Representative, then the Company Representative will appropriately distribute the remaining unused Expense Fund, if any, pursuant to the Post-Closing Distribution Procedures (provided that the Company Representative may elect to make the payments to the Company Stockholders directly rather than through the Paying Agent).
Article 11
GENERAL PROVISIONS
Section 1.1Notices. Any notices, demands or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges paid) or mailed to the recipient by registered or certified mail, return receipt requested and postage paid or (c) if given by electronic mail to the e-mail addresses set forth in this Section 11.1. Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three (3) Business Days after the date of mailing if sent by certified or registered mail, (iii) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (iv) at the time of receipt if given by electronic mail. Such notices, demands and other communications shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending party in accordance with this Section 11.1.
If to Purchaser or Surviving Company:
Alkami Technology, Inc.
5601 Granite Parkway, Suite 120
Plano, TX 75024
Attention: Douglas A. Linebarger, Chief Legal Officer
Email: dlinebarger@alkami.com
with a copy (which will not constitute notice) to:
Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202

Attention: Gregory J. Schmitt, Esq.
E-mail: gschmitt@huntonak.com
If to Company (prior to Closing):
Segmint Inc.
2020 Front Street, Suite 101
Cuyahoga Falls, OH 44221
Attention: Adam Craig, President
E-mail: adam.craig@segmint.com
with a copy (which will not constitute notice) to:
McDonald Hopkins LLC
600 Superior Avenue, East, Suite 2100
Cleveland, OH 44114
Attention: Patrick J. Berry, Esq.
E-mail: pberry@mcdonaldhopkins.com
Fax: (216) 348-5474
If to Company Representative:
Summit Committee LLC
163 Kevin Drive
Tallmadge, OH 44278
Attention: Russel Heiser, Manager and Denise Penz, Manager
E-mail: rheiserii@gmail.com and dmpenz@preferredlegacy.com
with a copy (which will not constitute notice) to:
McDonald Hopkins LLC
600 Superior Avenue, East, Suite 2100
Cleveland, OH 44114
Attention: Patrick J. Berry, Esq.

Section 1.2Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.
Section 1.3Waiver and Remedies. At any time prior to the Effective Time, the parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the extension or waiver is to be effective. No extension or waiver will apply to any time for performance, breach of any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.
Section 1.4Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the documents and instruments referred to in this Agreement that are to be delivered at the Closing constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter hereof and thereof.
Section 1.5Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, that Purchaser and MergerSub (a) may assign their rights, interests and obligations hereunder to any of their Affiliates provided Purchaser is not released from responsibility hereunder unless otherwise agreed in writing by the Company Representative and (b) may collaterally assign any or all of their rights, interests and obligations hereunder to any provider of debt financing.
Section 1.6Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or rule in any jurisdiction, in any respect, such invalidity shall not affect the validity, legality and enforceability of any other provision or any other jurisdiction and, the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.
Section 1.7Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.
Section 1.8Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.
Section 1.9Expenses. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives. Purchaser and the Company shall each pay one-half of all costs, expenses and fees of the Paying Agent and the Escrow Agent.
Section 1.10Governing Law. Unless any Exhibit or Schedule specifies a different choice of law, this Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations.
Section 1.11Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, could occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. The parties accordingly agree that, prior to the termination of this Agreement pursuant to Section 7.1, in addition to any other remedy to which a party is entitled at law or in equity, a party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to remedy breaches or threatened breaches of this Agreement (without posting a bond or other security) and to enforce specifically the terms and provisions of this Agreement, and that any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Any such action for injunction or equitable relief referenced herein may be filed in any court of competent jurisdiction, notwithstanding the limitations of Section 11.12 below. Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
Section 1.12Jurisdiction and Service of Process. EACH PARTY AGREES THAT ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH PROCEEDING, THE SUPERIOR COURT OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND EACH OF THE PARTIES HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND WITH RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, FOR THE PURPOSE OF ANY SUCH PROCEEDING. A FINAL JUDGMENT IN ANY SUCH PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY AGREES NOT TO COMMENCE ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT IN THE COURTS DESCRIBED ABOVE (OTHER THAN ACTIONS IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE ANY JUDGMENT, DECREE OR AWARD RENDERED BY ANY SUCH COURT IN DELAWARE AS DESCRIBED ABOVE), IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY SUCH COURT, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY (OR IN THE CASE OF ANY COMPANY SECURITYHOLDER THE COMPANY REPRESENTATIVE’S ADDRESS) AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 11.1. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 1.13Waiver of Jury Trial. Each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any party to this Agreement in negotiation, execution and delivery, performance or enforcement of this Agreement.
Section 1.14Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. Signatures may be affixed manually, by facsimile, email or in any other electronic format (including, without limitation, “.pdf,” “.tif” or “.jpg”) and other electronic signatures or imprints and electronically transmitted (including, without limitation, DocuSign and AdobeSign).
Section 1.15Third Parties. Except as set forth in Section 5.8, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
Section 1.16Conflicts and Privileges.
(a)Each party acknowledges and agrees that in connection with the matters related to this Agreement, McDonald Hopkins LLC solely represented the Company and did not represent any of the Company Securityholders or any director, officer or employee of the Company individually.
(b)Purchaser hereby waives and will not assert, and agrees to cause Surviving Company and the Company to waive and not to assert, any conflict of interest arising out of or relating to the potential representation after the Closing (the “Post-Closing Representation”) of the Company Representative, any Company Securityholder or any director, officer or employee of the Company (any such Person, a “Designated Person”) in any matter involving this Agreement or the transactions contemplated by this Agreement, by any legal counsel (including McDonald Hopkins LLC) currently representing the Company in connection with this Agreement or the transactions contemplated by this Agreement (the “Current Representation”).
(c)Purchaser hereby waives and will not assert, and agrees to cause Surviving Company and the Company to waive and not to assert, any attorney-client privilege with respect to any communication between any such legal counsel (including McDonald Hopkins LLC) and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with any Purchaser Covered Party (including, following the Effective Time, Surviving Company and the Company), it being the intention of the parties that following the Effective Time all such rights to such attorney-client privilege and to control such attorney-client privilege shall be vested in and belong to the Company Stockholders; provided, that the foregoing waiver and acknowledgement of retention shall not extend to (i) any communication not involving this Agreement or the transactions contemplated by this Agreement or any communication with any Person other than any Designated Persons and their advisors and (ii) matters involving a third party as to which Purchaser, Surviving Company and the Company, as applicable, shall be permitted to assert attorney-client privilege.
(d)Notwithstanding the foregoing, in the event that a dispute arises between any of Purchaser, Surviving Company or their Affiliates, on the one hand, and a party other than a Designated Person, on the other hand, Purchaser, Surviving Company or their Affiliates may assert the attorney-client privilege to prevent the disclosure of any communications related to the Current Representation to such third party; provided, however, that none of Purchaser, Surviving Company or their Affiliates may waive such privilege without the prior written consent of the Company Representative.
[Signature Page Follows]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.
ALKAMI TECHNOLOGY, INC.
By:    /s/ Alex Shootman
Name: Alex Shootman
Title:    President and Chief Executive Officer
AKSM MERGERSUB, INC.
By:    /s/ Doug Linebarger
Name: Doug Linebarger
Title:    Secretary
SEGMINT INC.
By:    /s/ Adam Craig
Name: Adam Craig
Title:    President
SUMMIT COMMITTEE LLC
By:    /s/ Russel Heiser
Name: Russel Heiser
Title:    Manager
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Accounting Principles and Closing Net Working Capital

[Attached]

EXHIBIT B

Intentionally Omitted

EXHIBIT C

Letter of Transmittal

[Attached]

EXHIBIT D

Optionholder Letter

[Attached]

EXHIBIT E

Major Stockholders Indemnity Agreement

[Attached]

EXHIBIT F

Restrictive Covenant Agreement

[Attached]

EXHIBIT G

Release Agreement

[Attached]

Appendix A

Major Stockholders

Appendix B